Exhibit 2(b).2.1
Prospectus
NATIONAL GRID GAS HOLDINGS plc
(incorporated with limited liability in England and Wales on 27 November 1998 under registered number 3675375)
NATIONAL GRID GAS plc
(incorporated with limited liability in England and Wales on 1 April 1986 under registered number 2006000)
Euro 10,000,000,000
Euro Medium Term Note Programme
Under the Euro Medium Term Note Programme (the “Programme”) described in this Prospectus (the “Prospectus”), each of National Grid Gas Holdings plc (“National Grid Gas Holdings”) and National Grid Gas plc (“National Grid Gas”) (each, an “Issuer” and together, the “Issuers”) subject to compliance with all relevant laws, regulations and directives, may from time to time issue debt instruments (the “Instruments”) denominated in any currency agreed between the relevant Issuer, the Trustee and the relevant Dealer (as defined below). The aggregate nominal amount of Instruments outstanding will not at any time exceed euro 10,000,000,000 (or the equivalent in other currencies). The Instruments will only be issued in bearer form.
Application has been made to the Financial Services Authority in its capacity as competent authority (the “UK Listing Authority”)under the Financial Services and Markets Act 2000 (“FSMA”) for Instruments issued under the Programme for the period of 12 months from the date of this Prospectus to be admitted to the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for such Instruments to be admitted to trading on the London Stock Exchange’s Gilt-Edged and Fixed Interest Market (the “Market”). References in this Prospectus to Instruments being “listed” (and all related references) shall mean that such Instruments have been admitted to trading on the Market and have been admitted to the Official List. The Market is a regulated market for the purposes of the Investment Services Directive 93/22/EEC (the “Investment Services Directive”). The Programme also permits Instruments to be issued on an unlisted basis or to be admitted to listing, trading and/or quotation by such other or further listing authorities, stock exchanges and/ or quotation systems as may be agreed with the relevant Issuer. The relevant Final Terms (as defined on page 8) in respect of the issue of any Instruments will specify whether or not such Instruments will be listed on the Official List and admitted to trading on the Market (or any other listing authority, stock exchange and/or quotation system).
Each Series (as defined on page 7) of Instruments will be represented on issue by a temporary global instrument in bearer form (each a “temporary Global Instrument”) or a permanent global instrument (each a “permanent Global Instrument”). Global Instruments (being together, temporary Global Instruments and permanent Global Instruments) may be deposited on the relevant issue date with a common depositary on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, societe anonyme (“Clearstream, Luxembourg”). The provisions governing the exchange of interests in any Global Instruments for interests in any other Global Instruments and Definitive Instruments are described in “Summary of Provisions Relating to the Instruments while in Global Form”.
Tranches of Instruments (as defined in “Overview of the Programme”) may be rated or unrated. Where a Tranche of Instruments is rated, such rating will be specified in the relevant Final Terms. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.
In the case of any Instruments which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the relevant Directive 2003/71/EC (the “Prospectus Directive”), the minimum denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the relevant Instruments).
Prospective investors should have regard to the factors described under the section headed “Risk Factors” in this Prospectus.
Arranger for the Programme
HSBC
The Dealers

BARCLAYS CAPITAL	CREDIT SUISSE

DEUTSCHE BANK	HSBC

JPMORGAN CAZENOVE	MIZUHO INTERNATIONAL PLC
THE ROYAL BANK OF SCOTLAND
The date of this Prospectus is 24 February 2006

IMPORTANT NOTICES
This Prospectus is comprised of base prospectuses for the purposes of Article 5.4 of the Prospectus Directive and relevant implementing measures in the United Kingdom and for the purpose of giving information with regard to each of (i) National Grid Gas Holdings and each of its subsidiary undertakings, including National Grid Gas (together, the “National Grid Gas Holdings Group”) (the “National Grid Gas Holdings Base Prospectus”) and (ii) with the exception of the information contained in the sections entitled “Description of National Grid Gas Holdings plc”, “Risk Factors - Risks relating to National Grid Gas Holdings plc and its business”, and the information contained in paragraphs 2, 4, 7, 9, 11, 14 (ii) and 14(iv) in the section entitled “General Information”, National Grid Gas and each of its subsidiary undertakings (together, the “National Grid Gas Group”) (the “National Grid Gas Base Prospectus”, together with the National Grid Gas Holdings Base Prospectus, the “Base Prospectuses” and each a “Base Prospectus”) which, according to the particular nature of each Issuer and the Instruments to be issued by it, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of the relevant Issuer and the rights attaching to such Instruments.
National Grid Gas Holdings accepts responsibility for the information contained in the National Grid Gas Holdings Base Prospectus. To the best of the knowledge of National Grid Gas Holdings (having taken all reasonable care to ensure that such is the case) such information contained in the National Grid Gas Holdings Base Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.
National Grid Gas accepts responsibility for the information contained in the National Grid Gas Base Prospectus. To the best of the knowledge of National Grid Gas (having taken all reasonable care to ensure that such is the case) such information contained in the National Grid Gas Base Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.
This Prospectus should be read and construed together with any amendments or supplements hereto and with any documents deemed to be incorporated herein (see “Documents Incorporated By Reference” below) and, in relation to any Tranche (as defined herein) of Instruments, should be read and construed together with the applicable Final Terms (as defined herein).
No person has been authorised to give any information or to make any representation other than those contained in this Prospectus in connection with the issue or sale of the Instruments and, if given or made, such information or representation must not be relied upon as having been authorised by either of the Issuers or any of the Dealers or the Arranger (as defined in “Overview of the Programme”).
Neither the delivery of this Prospectus or any Final Terms nor the offering, sale or delivery of any Instrument shall, under any circumstances, create any implication that the information contained in this Prospectus is true subsequent to the date hereof, that there has been no change (or any event reasonably likely to involve a change) in the affairs of either of the Issuers since the date of this Prospectus or the date upon which this Prospectus has been most recently amended or supplemented or that there has been no adverse change (or any event reasonably likely to involve any adverse change) in the financial position of either of the Issuers since the date of this Prospectus or the date upon which this Prospectus has been most recently amended or supplemented or that any other information supplied in connection with the Programme is correct as of any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same.
The distribution of this Prospectus and the offering, distribution or sale of the Instruments in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus or any Final Terms comes are required by the Issuers, the Dealers and the Arranger to inform themselves about and to observe any such restriction. The Instruments have not been and will not be registered under the

United States Securities Act of 1933, as amended and will be in bearer form and subject to U.S. tax law requirements. Subject to certain exceptions, Instruments may not be offered, sold or delivered within the United States or to U.S. persons. For a description of certain restrictions on offers and sales of Instruments and on distribution of this Prospectus or any Final Terms, see “Plan of Distribution”.
Neither this Prospectus nor any Final Terms constitutes an offer of, or an invitation by or on behalf of either of the Issuers or the Dealers to subscribe for, or purchase, any Instruments.
None of the Dealers, the Arranger or the Trustee have independently verified the information contained in this Prospectus. None of the Dealers, the Arranger or the Trustee makes any representation, express or implied, or accepts any responsibility, with respect to the accuracy or completeness of any of the information in this Prospectus. Neither this Prospectus nor any other financial statements are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by either of the Issuers, the Arranger, the Dealers or the Trustee that any recipient of this Information Memorandum or any other financial statements should purchase the Instruments. Each potential purchaser of Instruments should determine for itself the relevance of the information contained in this Prospectus and its purchase of Instruments should be based upon such investigation as it deems necessary. None of the Dealers, the Arranger or the Trustee undertakes to review the financial condition or affairs of either of the Issuers during the life of the arrangements contemplated by this Prospectus or to advise any investor or potential investor in the Instruments of any information coming to the attention of any of the Dealers, the Arranger or the Trustee.
In this Prospectus, unless otherwise specified or the context otherwise requires, references to “euro” are to the currency of those member states of the European Union which are participating in European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended, to “Japanese yen” are to the lawful currency of Japan, to “£” and “Sterling” are to the lawful currency of the United Kingdom, to “U.S.$” and “U.S. dollars” are to the lawful currency of the United States of America, to “Canadian dollars” are to the lawful currency of Canada, to “Australian dollars” are to the lawful currency of Australia, to “New Zealand dollars” are to the lawful currency of New Zealand, to “Swedish krona” are to the lawful currency of Sweden, to “Danish krone” are to the lawful currency of Denmark, to “Hong Kong dollars” are to the lawful currency of Hong Kong and to “Swiss francs” are to the lawful currency of Switzerland.
In connection with the issue of any Tranche (as defined in “Overview of the Programme”), the Dealer or Dealers (if any) named as the stabilising manager(s) (the “Stabilising Manager(s)”) in the applicable Final Terms (or any person acting on behalf of any Stabilising Manager(s)) may over-allot Instruments (provided that, in the case of any Tranche to be admitted to trading on the Market, the aggregate principal amount of Instruments allotted does not exceed 105 per cent. of the aggregate principal amount of the relevant Tranche) or effect transactions with a view to supporting the market price of the Instruments at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager(s) (or any person acting on behalf of any Stabilising Manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the relevant Tranche is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant Tranche and 60 days after the date of the allotment of the relevant Tranche.

DOCUMENTS INCORPORATED BY REFERENCE
Each Base Prospectus should be read and construed in conjunction with the audited consolidated annual financial statements of each of National Grid Gas Holdings and National Grid Gas for the financial years ended 31 March 2004 and 31 March 2005, together in each case with the audit report thereon, which have been previously published or are published simultaneously with this Prospectus and which have been approved by the Financial Services Authority or filed with it. Such documents shall be deemed to be incorporated in, and form part of the relevant Base Prospectus, save that any statement contained in a document which is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of the relevant Base Prospectus to the extent that a statement contained herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the relevant Base Prospectus.
The relevant Issuer will, at its registered office and at the specified offices of the Paying Agents, make available for inspection during normal business hours and free of charge, upon oral or written request, a copy of this Base Prospectus and any document incorporated by reference in this Base Prospectus. Any request for inspection of such documents should be directed to the specified office of any Paying Agent.

SUPPLEMENTAL PROSPECTUS
If at any time either of the Issuers shall be required to prepare a supplemental prospectus pursuant to Section 87G of the FSMA (“Supplemental Prospectus”), such Issuer will prepare and publish and make available an appropriate amendment or supplement to this Prospectus or a further Prospectus which, in respect of any subsequent issue of Instruments to be listed on the Official List and admitted to trading on the Market, shall constitute a Supplemental Prospectus as required by the UK Listing Authority and Section 87G of the FSMA.

OVERVIEW OF THE PROGRAMME
The following overview is qualified in its entirety by the remainder of this Prospectus.

Issuers	National Grid Gas Holdings plc (registered number 3675375).

National Grid Gas plc (registered number 2006000).

Description	Euro Medium Term Note Programme.

Size	Up to Euro 10,000,000,000 (or the equivalent in other currencies at the date of issue) aggregate nominal amount of Instruments outstanding at any one time.

Arranger	HSBC Bank plc

Principal Dealers	Barclays Bank PLC

Credit Suisse Securities (Europe) Limited

Deutsche Bank AG, London Branch

HSBC Bank plc

J.P. Morgan Securities Ltd.

Mizuho International plc

The Royal Bank of Scotland plc

The Issuers may from time to time terminate the appointment of any dealer under the Programme or appoint additional dealers either in respect of one or more Tranches or in respect of the whole Programme. References in this Prospectus to “Permanent Dealers” are to the persons listed above as Dealers and to such additional persons that are appointed as dealers in respect of the whole Programme (and whose appointment has not been terminated) and to “Dealers” are to all Permanent Dealers and all persons appointed as a dealer in respect of one or more Tranches.

Trustee	The Law Debenture Trust Corporation p.l.c.

Issuing and Paying Agent	JPMorgan Chase Bank, N.A.

Other Paying Agents	Kredietbank S.A. Luxembourgeoise.

Method of Issue	The Instruments will be issued on a syndicated or non-syndicated basis. The Instruments will be issued in series (each a “Series”) having one or more issue dates and on terms otherwise identical (or identical other than in respect of the first payment of interest), the Instruments of each Series being intended to be interchangeable with all other Instruments of that Series. Each Series may be issued in tranches (each a “Tranche”) on the same or different issue dates. The specific terms of each Tranche (which will be completed, where necessary, with supplemental terms and conditions and, save in respect of the issue date, issue price, first payment of interest and nominal amount of the Tranche, will be identical to the terms of other Tranches of the same Series) will be completed in the final terms document (the “Final Terms”).

Issue Price	Instruments may be issued at their nominal amount or at a discount or premium to their nominal amount. Partly Paid Instruments may be issued, the issue price of which will be payable in two or more instalments.

Form of Instruments	The Instruments may be issued in bearer form only. Each Tranche of Instruments will be represented on issue by a temporary Global Instrument if (a) Definitive Instruments are to be made available to Instrumentholders following the expiry of 40 days after their issue date or (b) such Instruments have an initial maturity of more than one year and are being issued in compliance with the D Rules (as defined in “Selling Restrictions” below), otherwise such Tranche will be represented by a permanent Global Instrument. Any permanent Global Instrument shall only be exchanged for Instruments in definitive form in the limited circumstances set out in the permanent Global Instrument.

Clearing Systems	Clearstream, Luxembourg, Euroclear and, in relation to any Tranche, such other clearing system as may be agreed between the relevant Issuer, the Issuing and Paying Agent, the Trustee and the relevant Dealer.

Initial Delivery of Instruments	On or before the issue date for each Tranche, the Global Instrument representing the relevant Instruments may be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Global Instruments may also be deposited with any other clearing system or may be delivered outside any clearing system provided that the method of such delivery has been agreed in advance by the relevant Issuer, the Issuing and Paying Agent, the Trustee and the relevant Dealer.

Currencies	Subject to compliance with all relevant laws, regulations and directives, Instruments may be issued in U.S. dollars, Australian dollars, Canadian dollars, Danish krone, Euro, Hong Kong dollars, New Zealand dollars, Sterling, Swedish krona, Swiss francs or Japanese yen or in other currencies if the relevant Issuer and the relevant Dealer(s) so agree. Instruments may, subject to compliance as above, be issued as Dual Currency Instruments.

Maturities	Subject to compliance with all relevant laws, regulations and directives, any maturity from one month to perpetuity.

Any Instruments having a maturity of less than one year from their date of issue must (a) have a minimum redemption value of £100,000 (or its equivalent in other currencies) and be issued only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses or (b) be issued in other circumstances which do not constitute a contravention of Section 19 of the FSMA by the relevant Issuer.

Denominations	Definitive Instruments will be in such denominations as may be specified in the relevant Final Terms, save that (a) in the case of any Instruments which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive, the minimum denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the Instruments) and (b) unless otherwise permitted by then current laws and regulations, Instruments which have a maturity of less than one year will have a minimum denomination of £100,000 (or its equivalent in other currencies).

Fixed Rate Instruments	Fixed interest will be payable in arrear on the date or dates in each year specified in the relevant Final Terms and at maturity.

Floating Rate Instruments	Floating Rate Instruments will bear interest set separately for each Series as follows:

(a)  on the same basis as the floating rate under a notional interest rate swap transaction in the relevant Specified Currency governed by an agreement incorporating the 2000 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or

(b)  by reference to LIBOR, LIBID, LIMEAN or EURIBOR (or such other benchmark as may be specified in the relevant Final Terms) as adjusted for any applicable margin. Interest periods will be selected by the relevant Issuer prior to issue and specified in the relevant Final Terms. Floating Rate Instruments may also have a maximum interest rate, a minimum interest rate, or both.

Zero Coupon Instruments	Zero Coupon Instruments may be issued at their nominal amount or at a discount to it and will not bear interest.

Dual Currency Instruments	Payments (whether in respect of principal or interest and whether at maturity or otherwise) in respect of Dual Currency Instruments will be made in such currencies, and based on such rates of exchange as may be specified in the relevant Final Terms.

Index Linked Instruments	Payments of principal in respect of Index Linked Redemption Instruments or of interest in respect of Index Linked Interest Instruments will be calculated by reference to such index and/or formula as may be specified in the relevant Final Terms and (if applicable) the relevant Supplemental Prospectus.

Interest Periods and Rates of Interest	The length of the interest periods for the Instruments and the applicable interest rate or its method of calculation may differ from time to time or be constant for any Series. Instruments may have a maximum interest rate, a minimum interest rate, or both. The use of interest accrual periods permits the Instruments to bear interest at different rates in the same interest period. All such information will be set out in the relevant Final Terms.

Redemption	The relevant Final Terms will specify the basis for calculating the redemption amounts payable, which may be by reference to a stock index or formula or as otherwise provided in the relevant Final Terms.

Unless permitted by then current laws and regulations, Instruments which have a maturity of less than one year must have a minimum redemption amount of £100,000 (or its equivalent in other currencies).

Redemption by Instalments	The Final Terms issued in respect of each issue of Instruments that are redeemable in two or more instalments will set out the dates on which, and the amounts in which, such Instruments may be redeemed.

Other Instruments	Terms applicable to high interest Instruments, low interest Instruments, step-up Instruments, step-down Instruments, Dual Currency Instruments, reverse Dual Currency Instruments, optional Dual Currency Instruments, Partly Paid Instruments and any other type of Instrument that the relevant Issuer, the Trustee and any Dealer or Dealers may agree to issue under the Programme, subject to compliance with all relevant laws, regulations and directives, will be set out in the relevant Final Terms and (if applicable) the relevant Supplemental Prospectus.

Optional Redemption	The Final Terms issued in respect of each issue of Instruments will state whether such Instruments may be redeemed prior to their stated maturity at the option of the relevant Issuer (either in whole or in part) and/or the holders, and if so the terms applicable to such redemption.

Status of Instruments	The Instruments will constitute unsubordinated and unsecured obligations of the relevant Issuer, all as described in “Terms and Conditions of the Instruments — Status”.

Negative Pledge	Neither of the Issuers will give any negative pledge in respect of Instruments to be issued under the Programme.

Cross Default	The events of default in respect of Instruments in any Series will not contain any cross default provision in respect of any other indebtedness of the relevant Issuer whether with respect to Instruments in any other Series or otherwise.

Events of Default	The events of default under the Instruments are as specified below under “Terms and Conditions of the Instruments -Events of Default”.

Early Redemption	Except as provided in “Optional Redemption” above and subject always to the regulations and any other laws, regulations and directives applicable to the relevant currency in which such Instruments are denominated, Instruments will be redeemable at the option of the relevant Issuer prior to maturity only for tax reasons. See “Terms and Conditions of the Instruments - Redemption, Purchase and Options”.

Withholding Tax	All payments of principal and interest in respect of the Instruments will be made free and clear of withholding taxes of the United Kingdom save as compelled by law. In the event that any deduction or withholding on account of tax is required to be made, the Issuer will, in the circumstances provided in “Terms and Conditions of the Instruments - Taxation” and subject to the exceptions therein, pay additional amounts so as to compensate for the amounts withheld or deducted.

Governing Law	English.

Listing	Each Series may be admitted to the Official List and admitted to trading on the Market and/or admitted to listing, trading and/or quotation by any other listing authority, stock exchange and/or quotation system as may be agreed between the relevant Issuer and the relevant Dealer(s) and specified in the relevant Final Terms or may be unlisted.

Ratings	Tranches of Instruments may be rated or unrated. Where a Tranche of Instruments is rated, such rating will be specified in the relevant Final Terms. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

Selling Restrictions	United States, United Kingdom, European Economic Area (in the case of unlisted Instruments) and Japan. See “Plan of Distribution”.

Category 2 selling restrictions will apply to the Instruments for the purposes of Regulation S under the Securities Act.

The Instruments will be issued in compliance with U.S. Treas. Reg. §1.163-5(c)(2)(i)(D) (the “D Rules”) unless (a) the relevant Final Terms states that Instruments are issued in compliance with U.S. Treas. Reg. §1.163-5(c)(2)(i)(C) (the “C Rules”) or (b) the Instruments are issued other than in compliance with the D Rules or the C Rules but in circumstances in which the Instruments will not constitute “registration required obligations” under the United States Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”), which circumstances will be referred to in the relevant Final Terms as a transaction to which TEFRA is not applicable.

Terms and Conditions	The Terms and Conditions applicable to each Series will be as agreed between the relevant Issuer, the Trustee and the relevant Dealer(s) or other purchaser at or prior to the time of issuance of such Series and will be specified in the relevant Final Terms. The Terms and Conditions applicable to each Series will therefore be those as set out in “Terms and Conditions of the Instruments” below as supplemented, modified or replaced by the relevant Final Terms.

RISK FACTORS
The relevant Issuer believes that the following factors may affect its ability to fulfil its obligations under Instruments issued under the Programme. All of these factors are contingencies which may or may not occur and the relevant Issuer is not in a position to express a view on the likelihood of any such contingency occurring.
Factors which the relevant Issuer believes may be material for the purpose of assessing the market risks associated with Instruments issued under the Programme are also described below.
The relevant Issuer believes that the factors described below represent the principal risks inherent in investing in Instruments issued under the Programme, but the relevant Issuer may be unable to pay interest, principal or other amounts on or in connection with any Instruments for other reasons and such Issuer does not represent that the statements below regarding the risks of holding any Instruments are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Prospectus (including any documents deemed to be incorporated by reference herein) and reach their own views prior to making any investment decision.
Risks relating to National Grid Gas Holdings plc and its business
National Grid Gas Holdings plc’s only business is to act as the holding company for National Grid Gas, the developer and operator of much of Great Britain’s gas transportation system. As a result, the risk factors that could have an adverse effect on National Grid Gas could also have an equally adverse effect on National Grid Gas Holdings. These risk factors are set out below.
Changes in law or regulation could have an adverse effect on National Grid Gas’s results of operations and may thereby have an adverse effect on National Grid Gas Holdings
National Grid Gas is subject to regulation by governmental and regulatory authorities. Consequently, changes in law or regulation could adversely affect National Grid Gas and thereby have an adverse effect on National Grid Gas Holdings. Regulatory decisions concerning, for example, whether licences or approvals to operate are renewed, whether market developments have been satisfactorily implemented, whether there has been any breach of the terms of a licence or approval, the level of permitted revenues for National Grid Gas’s business, and the regulatory treatment of National Grid Gas’s pension schemes could have an adverse impact on National Grid Gas’s results of operations, cash flows, the financial condition of its businesses and the ability to develop those businesses in the future. This, in turn, would have an adverse effect on National Grid Gas Holdings.
Breaches of environmental or health and safety laws or regulations could expose National Grid Gas to claims for financial compensation and adverse regulatory consequences and could damage National Grid Gas and National Grid Gas Holdings’ reputation
Aspects of National Grid Gas’s activities are inherently dangerous, such as the transmission and distribution of natural gas. Gas utilities also typically use and generate in their operations hazardous and potentially hazardous products and by-products. In addition, there may be other aspects of National Grid Gas’s operations that are not currently regarded as having adverse effects that could become so. National Grid Gas is subject to laws and regulations relating to pollution, the protection of the environment, and how National Grid Gas uses and disposes of hazardous substances and waste materials. National Grid Gas is also subject to laws and regulations governing health and safety matters, protecting both the public and its employees. Any breach of these obligations, or even incidents relating to the environment or to health and safety that do not amount to a breach, could adversely affect the results of operations and the reputation of both National Grid Gas and National Grid Gas Holdings.

Network failure or the inability to carry out critical non-network operations may have significant adverse impacts on both National Grid Gas and National Grid Gas Holdings’ financial position and reputation
National Grid Gas may suffer a major network failure or may not be able to carry out critical non-network operations. Risks to operational performance could arise from a failure to maintain the health of the system or network, inadequate forecasting of demand or inadequate record keeping. Any failure could cause National Grid Gas to be in breach of a licence or approval, and even incidents that do not amount to a breach could result in adverse regulatory action and financial consequences, as well as harming National Grid Gas’s reputation. Any such adverse financial or reputation effect to National Grid Gas would also effect National Grid Gas Holdings. In addition to these risks, National Grid Gas is subject to other risks that are largely outside of its control such as the impact of weather or unlawful acts of third parties. Weather conditions can affect financial performance and severe weather that causes interruption to service or damage to infrastructure will adversely affect operational, and, potentially, business performance. Terrorist attack, sabotage or other intentional acts may also physically damage National Grid Gas’s businesses or otherwise significantly affect corporate activities and as a consequence affect the results of operations of both National Grid Gas and National Grid Gas Holdings.
National Grid Gas and National Grid Gas Holdings’ results of operations depend on a number of factors relating to business performance of National Grid Gas including the ability to outperform regulatory targets and to deliver anticipated costs and efficiency savings
Earnings maintenance and growth from National Grid Gas’s regulated gas business may be affected by its ability to meet or better regulatory efficiency targets set by the Office of Gas and Electricity Markets (“Ofgem”). To meet these standards, National Grid Gas must improve service reliability and customer service. In addition, from time to time, National Grid Gas also publishes cost and efficiency savings targets for its businesses in the UK. To meet these targets, National Grid Gas must continue to improve managerial and operational performance. If National Grid Gas does not meet these internal and regulatory targets and standards, both the results of its operations and its reputation may be adversely affected, thereby causing a similar adverse effect on National Grid Gas Holdings.
Changes to the regulatory treatment of commodity costs may have an adverse effect on the results of operations
Changes in commodity prices could potentially impact on National Grid Gas’s energy delivery businesses and thereby effect National Grid Gas Holdings. Current regulatory arrangements in the UK provide the ability to pass through virtually all of the increased costs related to commodity prices to consumers. If regulators in the UK were to restrict this ability, it could have an adverse effect on National Grid Gas and thereby cause a similar adverse effect on National Grid Gas Holdings’ operating results.
National Grid Gas and National Grid Gas Holdings’ reputations may be harmed if consumers of energy suffer a disruption to their supply even if this disruption is outside of National Grid Gas’s control
National Grid Gas is responsible for transporting available gas. National Grid Gas consults with and provides information to regulators, governments and industry participants about future demand and the availability of supply. However, where there is insufficient supply, National Grid Gas’s role is to manage the relevant system safely, which, in extreme circumstances, may require National Grid Gas to disconnect consumers.

National Grid Gas, and thereby National Grid Gas Holdings, are subject to the risk that business development activity, such as significant acquisitions or disposals, will be based on incorrect assumptions or conclusions or that significant liabilities will be overlooked or there may be other unanticipated adverse impacts
In any acquisition or disposal process National Grid Gas evaluates the projected financial impact of the transaction and conducts appropriate due diligence. Despite National Grid Gas’s efforts, however, unforeseen circumstances or erroneous assumptions may adversely affect the anticipated financial consequences of a project.
The nature and extent of National Grid Gas and National Grid Gas Holdings’ borrowings means that an increase in interest rates could have an adverse impact on the companies’ financial position and business results
A significant proportion of National Grid Gas’s and National Grid Gas Holdings borrowings are subject to variable interest rates that may fluctuate with changes to prevailing interest rates. Increases in these interest rates could therefore increase National Grid Gas Holdings and also National Grid Gas’s costs, thereby diminishing the profits of National Grid Gas Holdings.
National Grid Gas and National Grid Gas Holdings’ overall financial position may be adversely affected by a number of factors including restrictions in borrowing and debt arrangements, changes to credit ratings and effective tax rates
National Grid Gas and National Grid Gas Holdings are subject to certain covenants and restrictions in relation to their listed debt securities and bank lending facilities. National Grid Gas is also subject to restrictions on financing that have been imposed by regulators. These restrictions may hinder National Grid Gas in servicing the financial requirements of its current business or the financing of newly acquired or developing businesses. The debt issued by National Grid Gas and National Grid Gas Holdings is rated by credit rating agencies and changes to these ratings may affect both the borrowing capacity of the National Grid Gas Holdings Group as a whole and the cost of these borrowings. The effective rate of tax paid by the National Grid Gas Holdings Group may be influenced by a number of factors including changes in law and accounting standards and the National Grid Gas Holdings Group’s overall approach to such matters, the results of which could increase or decrease that rate.
New or revised accounting standards, rules and interpretations by the UK, or international accounting standard setting boards and other relevant bodies could have an adverse effect on National Grid Gas and National Grid Gas Holdings’ reported financial results
With the adoption of International Financial Reporting Standards (“IFRS”), changes in the accounting treatment of replacement expenditure, regulatory assets and pension and post-retirement benefits will significantly affect the way National Grid Gas and National Grid Gas Holdings report their financial position and results of operations. In addition new standards, rules or interpretations may be issued that could also have significant effects as a body of practice develops, the application of accounting principles to National Grid Gas and National Grid Gas Holdings ’s particular circumstances may change.
Risks relating to National Grid Gas and its business
Changes in law or regulation could have an adverse effect on National Grid Gas’s results of operations
National Grid Gas is subject to regulation by governmental and regulatory authorities. Consequently, changes in law or regulation could adversely affect National Grid Gas. Regulatory decisions concerning, for example, whether licences or approvals to operate are renewed, whether market developments have been satisfactorily implemented, whether there has been any breach of the terms of a licence or approval, the level of permitted revenues for National Grid Gas’s business, and the regulatory treatment of National Grid Gas’s pension schemes could have an adverse impact on National Grid Gas’s results of operations, cash flows, the financial condition of its businesses and the ability to develop those businesses in the future.
Breaches of environmental or health and safety laws or regulations could expose National Grid Gas to claims for financial compensation and adverse regulatory consequences and could damage National Grid Gas’s reputation
Aspects of National Grid Gas’s activities are inherently dangerous, such as the transmission and distribution of natural gas. Gas utilities also typically use and generate in their operations hazardous and potentially hazardous products and by-products. In addition, there may be other aspects of National Grid Gas’s operations that are not currently regarded as having adverse effects that could become so. National Grid Gas is subject to laws and regulations relating to pollution, the protection of the environment, and how National Grid Gas uses and disposes of hazardous substances and waste materials. National Grid Gas is also subject to laws and regulations governing health and safety matters, protecting both the public and its employees. Any breach of these obligations, or even incidents relating to the environment or to health and safety that do not amount to a breach, could adversely affect the results of operations and National Grid Gas’s reputation.
Network failure or the inability to carry out critical non-network operations may have significant adverse impacts on both National Grid Gas’s financial position and its reputation
National Grid Gas may suffer a major network failure or may not be able to carry out critical non-network operations. Risks to operational performance could arise from a failure to maintain the health of the system or network, inadequate forecasting of demand or inadequate record keeping. Any failure could cause National Grid Gas to be in breach of a licence or approval, and even incidents that do not amount to a breach could result in adverse regulatory action and financial consequences, as well as harming National Grid Gas’s reputation. In addition to these risks, National Grid Gas is subject to other risks that are largely outside of its control such as the impact of weather or unlawful acts of third parties. Weather conditions can affect financial performance and severe weather that causes interruption to service or damage to infrastructure will adversely affect operational, and, potentially, business performance. Terrorist attack, sabotage or other intentional acts may also physically damage National Grid Gas’s businesses or otherwise significantly affect corporate activities and as a consequence affect the results of operations.
National Grid Gas’s results of operations depend on a number of factors relating to business performance including the ability to outperform regulatory targets and to deliver anticipated costs and efficiency savings
Earnings maintenance and growth from National Grid Gas’s regulated gas business may be affected by its ability to meet or better regulatory efficiency targets set by Ofgem. To meet these standards, National Grid Gas must improve service reliability and customer service. In addition, from time to time, National Grid Gas also publishes cost and efficiency savings targets for its businesses in the UK. To meet these targets, National Grid Gas must continue to improve managerial and operational performance. If National Grid Gas does not meet these internal and regulatory targets and standards, both the results of its operations and its reputation may be adversely affected.
Changes to the regulatory treatment of commodity costs may have an adverse effect on the results of operations
Changes in commodity prices could potentially impact on National Grid Gas’s energy delivery businesses. Current regulatory arrangements in the UK provide the ability to pass through virtually all of the increased costs related to commodity prices to consumers. If regulators in the UK were to restrict this ability, it could have an adverse effect on National Grid Gas’s operating results.

National Grid Gas’s reputation may be harmed if consumers of energy suffer a disruption to their supply even if this disruption is outside of National Grid Gas’s control
National Grid Gas is responsible for transporting available gas. National Grid Gas consults with and provides information to regulators, governments and industry participants about future demand and the availability of supply. However, where there is insufficient supply, National Grid Gas’s role is to manage the relevant system safely, which, in extreme circumstances, may require National Grid Gas to disconnect consumers.
National Grid Gas is subject to the risk that business development activity, such as significant acquisitions or disposals, will be based on incorrect assumptions or conclusions or that significant liabilities will be overlooked or there may be other unanticipated adverse impacts
In any acquisition or disposal process National Grid Gas evaluates the projected financial impact of the transaction and conducts appropriate due diligence. Despite National Grid Gas’s efforts, however, unforeseen circumstances or erroneous assumptions may adversely affect the anticipated financial consequences of a project.
The nature and extent of National Grid Gas’s borrowings means that an increase in interest rates could have an adverse impact on its financial position and business results
A significant proportion of National Grid Gas’s borrowings are subject to variable interest rates that may fluctuate with changes to prevailing interest rates. Increases in these interest rates could therefore increase National Grid Gas’s costs and diminish its profits.
National Grid Gas’s overall financial position may be adversely affected by a number of factors including restrictions in borrowing and debt arrangements, changes to credit ratings and effective tax rates
National Grid Gas is subject to certain covenants and restrictions in relation to its listed debt securities and its bank lending facilities. National Grid Gas is also subject to restrictions on financing that have been imposed by regulators. These restrictions may hinder National Grid Gas in servicing the financial requirements of its current business or the financing of newly acquired or developing businesses. The debt issued by National Grid Gas is rated by credit rating agencies and changes to these ratings may affect both the borrowing capacity of the National Grid Gas Group as a whole and the cost of these borrowings. The effective rate of tax paid by the National Grid Gas Group may be influenced by a number of factors including changes in law and accounting standards and the National Grid Gas Group’s overall approach to such matters, the results of which could increase or decrease that rate.
New or revised accounting standards, rules and interpretations by the UK, or international accounting standard setting boards and other relevant bodies could have an adverse effect on National Grid Gas’s reported financial results
With the adoption of International Financial Reporting Standards (“IFRS”), changes in the accounting treatment of replacement expenditure, regulatory assets and pension and post-retirement benefits will significantly affect the way National Grid Gas reports its financial position and results of operations. In addition new standards, rules or interpretations may be issued that could also have significant effects as a body of practice develops, the application of accounting principles to National Grid Gas’s particular circumstances may change.

Factors which are material for the purpose of assessing the market risks associated with Instruments issued under the Programme
Instruments may not be a suitable investment for all investors
Each potential investor in any Instruments must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:
(i)	have sufficient knowledge and experience to make a meaningful evaluation of the relevant Instruments, the merits and risks of investing in the relevant Instruments and the information contained or incorporated by reference in this Prospectus or any applicable supplement;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the relevant Instruments and the impact such investment will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the relevant Instruments, including where principal or interest is payable in one or more currencies, or where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of the relevant Instruments and be familiar with the behaviour of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.
Some Instruments are complex financial instruments and such instruments may be purchased as a way to reduce risk or enhance yield with an understood, measured, appropriate addition of risk to their overall portfolios. A potential investor should not invest in Instruments which are complex financial instruments unless it has the expertise (either alone or with the help of a financial adviser) to evaluate how the Instruments will perform under changing conditions, the resulting effects on the value of such Instruments and the impact this investment will have on the potential investor’s overall investment portfolio.
Risks related to the structure of a particular issue of Instruments
A wide range of Instruments may be issued under the Programme. A number of these Instruments may have features which contain particular risks for potential investors. Set out below is a description of certain such features:
Instruments subject to optional redemption by the Issuer
An optional redemption feature is likely to limit the market value of Instruments. During any period when the Issuer may elect to redeem Instruments, the market value of those Instruments generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.
The Issuer may be expected to redeem Instruments when its cost of borrowing is lower than the interest rate on the Instruments. At those times, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the Instruments being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Index Linked Instruments and Dual Currency Instruments
The Issuer may issue Instruments with principal or interest determined by reference to an index or formula, to changes in the prices of securities or commodities, to movements in currency exchange rates or other factors (each, a “Relevant Factor”). In addition, the Issuer may issue Instruments with principal or interest payable in one or more currencies which may be different from the currency in which the Instruments are denominated. Potential investors should be aware that:
(i)	the market price of such Instruments may be volatile;

(ii)	they may receive no interest;

(iii)	payment of principal or interest may occur at a different time or in a different currency than expected;

(iv)	the amount of principal payable at redemption may be less than the nominal amount of such Instruments or even zero;

(v)	a Relevant Factor may be subject to significant fluctuations that may not correlate with changes in interest rates, currencies or other indices;

(vi)	if a Relevant Factor is applied to Instruments in conjunction with a multiplier greater than one or contains some other leverage factor, the effect of changes in the Relevant Factor on principal or interest payable likely will be magnified; and

(vii)	the timing of changes in a Relevant Factor may affect the actual yield to investors, even if the average level is consistent with their expectations. In general, the earlier the change in the Relevant Factor, the greater the effect on yield.
Partly-paid Instruments
The Issuer may issue Instruments where the issue price is payable in more than one instalment. Failure to pay any subsequent instalment could result in an investor losing all of its investment.
Variable rate Instruments with a multiplier or other leverage factor
Instruments with variable interest rates can be volatile investments. If they are structured to include multipliers or other leverage factors, or caps or floors, or any combination of those features or other similar related features, their market values may be even more volatile than those for securities that do not include those features.
Fixed/Floating Rate Instruments
Fixed/Floating Rate Instruments may bear interest at a rate that the Issuer may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. The Issuer’s ability to convert the interest rate will affect the secondary market and the market value of such Instruments since the Issuer may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If the Issuer converts from a fixed rate to a floating rate, the spread on the Fixed/Floating Rate Instruments may be less favourable than the prevailing spreads on comparable Floating Rate Instruments tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other Instruments. If the Issuer converts from a floating rate to a fixed rate, the fixed rate may be lower than the prevailing rates on its Instruments.
Instruments issued at a substantial discount or premium
The market values of securities issued at a substantial discount or premium to their nominal amount tend to fluctuate more in relation to general changes in interest rates than do prices for conventional interest-bearing securities. Generally, the longer the remaining term of the securities, the greater the price volatility as compared to conventional interest-bearing securities with comparable maturities.

Risks related to Instruments generally
Set out below is a brief description of certain risks relating to the Instruments generally:
Modification, waivers and substitution
The Terms and Conditions of the Instruments contain provisions for calling meetings of Instrumentholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Instrumentholders including Instrumentholders who did not attend and vote at the relevant meeting and Instrumentholders who voted in a manner contrary to the majority.
The Terms and Conditions of the Instruments also provide that the Trustee may, without the consent of Instrumentholders, agree to (a) any modification of any of the provisions of the Trust Deed that is of a formal, minor or technical nature or is made to correct a manifest error, (b) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Instrumentholders or (c) the substitution of another company as principal debtor under any Instruments in place of the Issuer, in the circumstances described in Condition 11 of the Terms and Conditions of the Instruments.
European Monetary Union
If the United Kingdom joins the European Monetary Union prior to the maturity of the Instruments, there is no assurance that this would not adversely affect investors in the Instruments. It is possible that prior to the maturity of the Instruments the United Kingdom may become a participating Member State and that the Euro may become the lawful currency of the United Kingdom. In that event (i) all amounts payable in respect of any Instruments denominated in Sterling may become payable in Euro (ii) the law may allow or require such Instruments to be re-denominated into Euro and additional measures to be taken in respect of such Instruments; and (iii) there may no longer be available published or displayed rates for deposits in Sterling used to determine the rates of interest on such Instruments or changes in the way those rates are calculated, quoted and published or displayed. The introduction of the Euro could also be accompanied by a volatile interest rate environment, which could adversely affect investors in the Instruments.
EU Savings Directive
Under EU Council Directive 2003/48/EC on the taxation of savings income, each Member State is required, from 1 July 2005, to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments. Also with effect from 1 July 2005 a number of non-EU countries and territories have adopted similar measures. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependant or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.
If a payment in respect of an Instrument which is the subject of the Directive were to be made or collected through a Member State which has opted for a withholding system, or through another country that has adopted similar measures, and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to such Instrument as a result of the imposition of such withholding tax. However, the Issuer is required, save as provided in Condition 6.4 of the Instruments, to maintain a

Paying Agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the Directive or any law implementing or complying with, or introduced in order to conform to, such Directive.
Change of law
The Terms and Conditions of the Instruments are based on English law in effect as at the date of issue of the relevant Instruments. No assurance can be given as to the impact of any possible judicial decision or change to English law or administrative practice after the date of issue of the relevant Instruments.
Integral multiples of less than Euro 50,000
Although Instruments which are admitted to trading on a regulated market in the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive are required to have a minimum denomination of Euro 50,000 (or, where the specified currency is not Euro, its equivalent in the specified currency), it is possible that the Instruments may be traded in the clearing systems in amounts in excess of Euro 50,000 (or its equivalent) that are not integral multiples of Euro 50,000 (or its equivalent). In such a case, should Definitive Instruments be required to be issued, a holder who does not have an integral multiple of Euro 50,000 (or its equivalent) in his account with the relevant clearing system at the relevant time may not receive all of his entitlement in the form of Definitive Instruments unless and until such time as his holding becomes an integral multiple of Euro 50,000 (or its equivalent).
Risks related to the market generally
Set out below is a brief description of certain market risks, including liquidity risk, exchange rate risk, interest rate risk and credit risk:
The secondary market generally
Instruments may have no established trading market when issued, and one may never develop. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their Instruments easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. This is particularly the case for Instruments that are especially sensitive to interest rate, currency or market risks, are designed for specific investment objectives or strategies or have been structured to meet the investment requirements of limited categories of investors. These types of Instruments generally would have a more limited secondary market and more price volatility than conventional debt securities. Illiquidity may have a severely adverse effect on the market value of Instruments.
The Clearing Systems
Because the Global Instruments may be held by or on behalf of Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) investors will have to rely on their procedures for transfer, payment and communication with the Issuer.
Instruments issued under the Programme may be represented by one or more temporary Global Instruments or permanent Global Instruments. Such Global Instruments may be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Except in the circumstances described in the relevant Global Instrument, investors will not be entitled to receive Definitive Instruments. Euroclear and Clearstream, Luxembourg will maintain records of the interests in the Global Instruments. While the Instruments are represented by one or more Global Instruments, investors will be able to trade their interests only through Euroclear or Clearstream, Luxembourg.
While Instruments are represented by one or more Global Instruments, the Issuer will discharge its payment obligations under such Instruments by making payments to the common depositary for Euroclear and Clearstream, Luxembourg for distribution to their account holders. A holder of an interest in a Global Instrument must rely on the procedures of Euroclear and Clearstream, Luxembourg to receive payments under the relevant Instruments. The Issuer has no responsibility or liability for the records relating to, or payments made in respect of, interests in the Global Instruments.
Holders of interests in the Global Instruments will not have a direct right to vote in respect of the relevant Instruments. Instead, such holders will be permitted to act only to the extent that they are enabled by Euroclear or Clearstream, Luxembourg.
Exchange rate risks and exchange controls
The Issuer will pay principal and interest on the Instruments in the Specified Currency. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than the Specified Currency. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Specified Currency or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Specified Currency would decrease (1) the Investor’s Currency-equivalent yield on the Instruments, (2) the Investor’s Currency equivalent value of the principal payable on the Instruments and (3) the Investor’s Currency equivalent market value of the Instruments.
Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.
Interest rate risks
Investment in Fixed Rate Instruments involves the risk that subsequent changes in market interest rates may adversely affect the value of Fixed Rate Instruments.
Credit ratings may not reflect all risks
One or more independent credit rating agencies may assign credit ratings to an issue of Instruments. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the Instruments. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.
Legal investment considerations may restrict certain investments
The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (1) Instruments are legal investments for it, (2) Instruments can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any Instruments. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Instruments under any applicable risk-based capital or similar rules.

TERMS AND CONDITIONS OF THE INSTRUMENTS
The following is the text of the terms and conditions which, save for the text in italics and subject to completion and amendment and as supplemented or varied in accordance with the provisions of Part A of the relevant Final Terms, will be endorsed on the Instruments in definitive form (if any) issued in exchange for the Global Instrument(s) representing each Series. Either (a) the full text of these terms and conditions together with the relevant provisions of Part A of the Final Terms or (b) these terms and conditions as so completed, amended, supplemented or varied (and subject to simplification by the deletion of non-applicable provisions), shall be endorsed on such Instruments. All capitalised terms which are not defined in these Conditions will have the meanings given to them in the Trust Deed or Part A of the relevant Final Terms. Those definitions will be endorsed on the Definitive Instruments. References in these terms and conditions to “Instruments” are to the Instruments of one Series only of the relevant Issuer (as defined below), not to all Instruments that may be issued under the Programme.

National Grid Gas Holdings plc (“National Grid Gas Holdings”) and National Grid Gas plc (“National Grid Gas”) (each an “Issuer” and together, the “Issuers”) have established a Euro Medium Term Note Programme (the “Programme”) for the issuance of up to Euro 10,000,000,000 in aggregate principal amount of debt instruments (the “Instruments”).

The Instruments are constituted by an Amended and Restated Trust Deed (as amended or supplemented from time to time, the “Trust Deed”) dated 24 February 2006 between the Issuers and The Law Debenture Trust Corporation p.l.c. (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the Instrumentholders (as defined below). These terms and conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Definitive Instruments, Receipts, Coupons and Talons referred to below. An Amended and Restated Agency Agreement (as amended or supplemented from time to time, the “Agency Agreement”) dated 24 February 2006 has been entered into in relation to the Instruments between the Issuers, the Trustee, JPMorgan Chase Bank, N.A. as initial issuing and paying agent and the other agent(s) named in it. The issuing and paying agent, the paying agent(s) and the calculation agent(s) for the time being (if any) are referred to below respectively as the “Issuing and Paying Agent”, the “Paying Agents” (which expression shall include the Issuing and Paying Agent) and the “Calculation Agent(s)”. Copies of the Trust Deed and the Agency Agreement are available for inspection during usual business hours at the registered office of the Trustee (as at 24 February 2006 at Fifth Floor, 100 Wood Street, London EC2V 7EX) and at the specified offices of the Paying Agents.

The Instrumentholders, the holders of the interest coupons (the “Coupons”) appertaining to interest bearing Instruments and, where applicable in the case of such Instruments, talons for further Coupons (the “Talons”) (the “Couponholders”) and the holders of the receipts for the payment of instalments of principal (the “Receipts”) relating to Instruments of which the principal is payable in instalments are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions of the Agency Agreement applicable to them.

1	Form, Denomination and Title

The Instruments are issued in bearer form in the Specified Denomination(s) specified in the relevant Final Terms and are serially numbered. Instruments of one Specified Denomination are not exchangeable for Instruments of another Specified Denomination.

Instruments which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive, the minimum Specified Denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the relevant Instruments).

This Instrument is a Fixed Rate Instrument, a Floating Rate Instrument, a Zero Coupon Instrument, a Perpetual Instrument, an Index Linked Interest Instrument, an Index Linked Redemption Instrument, an Instalment Instrument, a Dual Currency Instrument or a Partly Paid Instrument, a combination of any of the preceding or any other kind of Instrument, depending upon the Interest and Redemption/Payment Basis specified in the relevant Final Terms.

So long as the Instruments are represented by a temporary Global Instrument or permanent Global Instrument and the relevant clearing system(s) so permit, the Instruments shall be tradeable only in principal amounts of at least the Specified Denomination (or if more than one Specified Denomination, the lowest Specified Denomination) provided in the relevant Final Terms and integral multiples of the Tradeable Amount provided in the relevant Final Terms.

Instruments are issued with Coupons (and, where appropriate, a Talon) attached, save in the case of Zero Coupon Instruments in which case references to interest (other than in relation to interest due after the Maturity Date), Coupons and Talons in these Conditions are not applicable.

Instalment Instruments are issued with one or more Receipts attached. Title to the Instruments and the Receipts, Coupons and Talons shall pass by delivery and except as ordered by a court of competent jurisdiction or as required by law, the Issuer and the Paying Agents shall be entitled to treat the bearer of any Instrument, Receipt, Coupon or Talon as the absolute owner of that Instrument, Receipt, Coupon or Talon, as the case may be, and shall not be required to obtain any proof of ownership as to the identity of the bearer.

In these Conditions, “Instrumentholder” means the bearer of any Instrument of one Series only of an Issuer and the Receipts relating to it, “holder” (in relation to an Instrument, Receipt, Coupon or Talon) means the bearer of any Instrument, Receipt, Coupon or Talon and capitalised terms have the meanings given to them herein, the absence of any such meaning indicating that such term is not applicable to this Instrument.

2	Status

The Instruments and the Receipts and Coupons relating to them constitute direct, unconditional and unsecured obligations of the Issuer and rank pari passu without any preference or priority among themselves. The payment obligations of the Issuer under the Instruments, Receipts and Coupons shall, subject to such exceptions as are from time to time applicable under the laws of England, rank equally with all other present and future unsecured obligations (other than subordinated obligations, if any) of the Issuer.

3	Interest
3.1	Interest on Fixed Rate Instruments

Each Fixed Rate Instrument bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, payable in arrear on each Interest Payment Date.

If a Fixed Coupon Amount or a Broken Amount is specified in the relevant Final Terms, the amount of interest payable on each Interest Payment Date will amount to the Fixed Coupon Amount, or, if applicable, the Broken Amount so specified and in the case of a Broken Amount will be payable on the particular Interest Payment Date(s) specified in the relevant Final Terms.

3.2	Interest on Floating Rate Instruments and Index Linked Interest Instruments
3.2.1	Interest Payment Dates

Each Floating Rate Instrument and Index Linked Interest Instrument bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum

(expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on each Interest Payment Date. Such Interest Payment Date(s) is/are either specified in the relevant Final Terms as Specified Interest Payment Dates or, if no Specified Interest Payment Date(s) is/are specified in the relevant Final Terms, Interest Payment Date shall mean each date which falls the number of months or other period shown on this Instrument as the Interest Period after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

3.2.2	Business Day Convention

If any date which is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day which is not a Business Day, then, if the Business Day Convention specified is (A) the Floating Rate Convention, such date shall be postponed to the next day which is a Business Day unless it would then fall into the next calendar month, in which event (x) such date shall be brought forward to the immediately preceding Business Day and (y) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (B) the Following Business Day Convention, such date shall be postponed to the next day which is a Business Day; (C) the Modified Following Business Day Convention, such date shall be postponed to the next day which is a Business Day unless it would then fall into the next calendar month, in that event such date shall be brought forward to the immediately preceding Business Day or (D) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.

3.2.3	Rate of Interest for Floating Rate Instruments

The Rate of Interest in respect of Floating Rate Instruments for each Interest Accrual Period shall be determined in the manner specified in the relevant Final Terms and the provisions below relating to either ISDA Determination or Screen Rate Determination shall apply, depending upon which is specified on this Instrument.
(A)	ISDA Determination for Floating Rate Instruments: Where ISDA Determination is specified in the relevant Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent as a rate equal to the relevant ISDA Rate. For the purposes of this sub-paragraph (a), “ISDA Rate” for an Interest Accrual Period means a rate equal to the Floating Rate which would be determined by the Calculation Agent under a Swap Transaction under the terms of an agreement incorporating the ISDA Definitions and under which:
(a)	the Floating Rate Option is as specified in the relevant Final Terms;

(b)	the Designated Maturity is a period specified in the relevant Final Terms; and

(c)	the relevant Reset Date is the first day of that Interest Accrual Period unless otherwise specified in the relevant Final Terms.

For the purposes of this sub-paragraph (A), “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Designated Maturity”, “Reset Date” and “Swap Transaction” have the meanings given to those terms in the ISDA Definitions.
(B)	Screen Rate Determination for Floating Rate Instruments: Where Screen Rate Determination is specified in the relevant Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent at or about the Relevant Time on the Interest Determination Date in respect of such Interest Accrual Period in accordance with the following:
(x)	if the Primary Source for Floating Rate is a Page, subject as provided below, the Rate of Interest shall be:
(a)	the Relevant Rate (where such Relevant Rate on such Page is a composite quotation or is customarily supplied by one entity); or

(b)	the arithmetic mean of the Relevant Rates of the persons whose Relevant Rates appear on that Page,

in each case appearing on such Page at the Relevant Time on the Interest Determination Date;
(y)	if the Primary Source for the Floating Rate is Reference Banks or if sub-paragraph (x) (a) applies and no Relevant Rate appears on the Page at the Relevant Time on the Interest Determination Date or if sub-paragraph (x) (b) above applies and fewer than two Relevant Rates appear on the Page at the Relevant Time on the Interest Determination Date, subject as provided below, the Rate of Interest shall be the arithmetic mean of the Relevant Rates that each of the Reference Banks is quoting to leading banks in the Relevant Financial Centre at the Relevant Time on the Interest Determination Date, as determined by the Calculation Agent; and

(z)	if paragraph (y) above applies and the Calculation Agent determines that fewer than two Reference Banks are so quoting Relevant Rates, subject as provided below, the Rate of Interest shall be the arithmetic mean of the rates per annum (expressed as a percentage) that the Calculation Agent determines to be the rates (being the nearest equivalent to the Benchmark) in respect of a Representative Amount of the Specified Currency that at least two out of five leading banks selected by the Calculation Agent in the principal financial centre of the country of the Specified Currency or, if the Specified Currency is Euro in those Member States of the European Union which are participating in European economic and monetary union as selected by the Calculation Agent (the “Principal Financial Centre”) are quoting at or about the Relevant Time on the date on which such banks would customarily quote such rates for a period commencing on the Effective Date for a period equivalent to the Specified Duration (I) to leading banks carrying on business in Europe, or (if the Calculation Agent determines that fewer than two of such banks are so quoting to leading banks in Europe) (II) to leading banks carrying on business in the Principal Financial Centre; except that, if fewer than two of such banks are so quoting to leading banks in the Principal Financial Centre, the Rate of Interest shall be the Rate of Interest determined on the previous Interest Determination Date (after readjustment for any difference between any Margin, Rate Multiplier or Maximum or Minimum Rate of Interest applicable to the preceding Interest Accrual Period and to the relevant Interest Accrual Period).
3.2.4	Rate of Interest for Index Linked Interest Instruments

The Rate of Interest in respect of Index Linked Interest Instruments for each Interest Accrual Period shall be determined in the manner specified in the relevant Final Terms and interest will accrue by reference to an Index or Formula as specified in the relevant Final Terms
(a)	Zero Coupon Instruments

Where an Instrument, the Interest Basis of which is specified to be Zero Coupon, is repayable prior to the Maturity Date and is not paid when due, the amount due and payable prior to the Maturity Date shall be the Early Redemption Amount of such Instrument. As from the Maturity Date, the Rate of Interest for any overdue principal of such an Instrument shall be a rate per annum (expressed as a percentage) equal to the Amortisation Yield (as defined in Condition5.4.1(b)).

(b)	Dual Currency Instruments

In the case of Dual Currency Instruments, if the rate or amount of interest falls to be determined by reference to a Rate of Exchange or a method of calculating a Rate of Exchange, the rate or amount of interest payable shall be determined in the manner specified in the relevant Final Terms.

(c)	Partly Paid Instruments

In the case of Partly Paid Instruments (other than Partly Paid Instruments which are Zero Coupon Instruments), interest will accrue as previously stated on the paid-up nominal amount of such Instruments and otherwise as specified in the relevant Final Terms.

(d)	Accrual of Interest

Interest shall cease to accrue on each Instrument on the due date for redemption unless, upon due presentation, payment is improperly withheld or refused, in which event interest shall continue to accrue (as well after as before judgment) at the Rate of Interest in the manner provided in this Condition 3 to the Relevant Date (as defined in Condition 7).

(e)	Margin, Maximum/Minimum Rates of Interest, Instalment Amounts and Redemption Amounts, Rate Multipliers and Rounding
(i)	If any Margin or Rate Multiplier is specified in the relevant Final Terms (either (x) generally, or (y) in relation to one or more Interest Accrual Periods), an adjustment shall be made to all Rates of Interest, in the case of (x), or the Rates of Interest for the specified Interest Accrual Periods, in the case of (y), calculated in accordance with Condition 3.2 above, by adding (if a positive number) or subtracting (if a negative number) the absolute value of such Margin or multiplying by such Rate Multiplier, subject always to the next paragraph.

(ii)	If any Maximum or Minimum Rate of Interest, Instalment Amount or Redemption Amount is specified in the relevant Final Terms, then any Rate of Interest, Instalment Amount or Redemption Amount shall be subject to such maximum or minimum, as the case may be.

(iii)	For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with halves being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes “unit” means the lowest amount of such currency which is available as legal tender in the country of such currency.
(f)	Calculations

The amount of interest payable in respect of any Instrument for any period shall be calculated by multiplying the product of the Rate of Interest and the outstanding nominal amount of such Instrument by the Day Count Fraction, unless an Interest Amount (or a formula for its calculation) is specified in the relevant Final Terms in respect of such period, in which case the amount of interest payable in respect of such Instrument for such period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable in respect of such Interest Period shall be the sum of the amounts of interest payable in respect of each of those Interest Accrual Periods.

(g)	Determination and Publication of Rates of Interest, Interest Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts and Instalment Amounts

As soon as practicable after the Relevant Time on each Interest Determination Date, or such other time on such date as the Calculation Agent may be required to calculate any rate or amount, obtain any quotation or make any determination or calculation, it shall determine such rate and calculate the Interest Amounts in respect of each Specified Denomination of the Instruments for the relevant Interest Accrual Period, calculate the Redemption Amount or Instalment Amount, obtain such quote or make such determination or calculation, as the case may be, and cause the Rate of Interest and the Interest Amounts for each Interest Period and the relevant Interest Payment Date and, if required to be calculated, the Final Redemption Amount, Early Redemption Amount, Optional Redemption Amount or any Instalment Amount to be notified to the Trustee, the Issuer, each of the Paying Agents, the Instrumentholders, any other Calculation Agent appointed in respect of the Instruments that is to make a further calculation upon receipt of such information and, if the Instruments are listed on a stock exchange and the rules of such exchange so require, such exchange as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 3.2.2, the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made with the consent of the Trustee by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Instruments become due and payable under Condition 9, the accrued interest and the Rate of Interest payable in respect of the Instruments shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Rate of Interest or the Interest Amount so calculated need be made unless the Trustee otherwise requires. The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(h)	Determination or Calculation by Trustee

If the Calculation Agent does not at any time for any reason determine or calculate the Rate of Interest for an Interest Period or any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount the Trustee shall do so (or shall appoint an agent on its behalf to do so) and such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Trustee shall apply the preceding provisions of this Condition, with any necessary consequential amendments, to the extent that, in its opinion, it can do so, and, in all other respects it shall do so in such manner as it shall deem fair and reasonable in all the circumstances.

(i)	Definitions

In these Conditions, unless the context otherwise requires, the following defined terms shall have the meanings set out below:

“Business Day” means:
(i)	in the case of a currency other than Euro, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for such currency; and/or

(ii)	in the case of Euro, a day on which the TARGET System is operating (a “TARGET Business Day”); and/or

(iii)	in the case of a currency and/or one or more Business Centres as specified in the relevant Final Terms, a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in such currency or, if no currency is indicated, generally in each of the Business Centres.
“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Instrument for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period, the “Calculation Period”):
(i)	if “Actual/365” or “Actual/Actual-ISDA” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 365 (or, if any portion of that Calculation Period falls in a leap year, the sum of (i) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (ii) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

(ii)	if “Actual/365 (Fixed)” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 365;

(iii)	if “Actual/360” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 360;

(iv)	if “30/360”, “360/360” or “Bond Basis” is specified in the relevant Final Terms, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (i) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (ii) the last day of the Calculation Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month);

(v)	if “30E/360” or “Eurobond Basis” is specified in the relevant Final Terms, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Calculation Period unless, in the case of a Calculation Period ending on the Maturity Date, the Maturity Date is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month); and

(vi)	if “Actual/Actual-ICMA” is specified in the relevant Final Terms,
(a)	if the Calculation Period is equal to or shorter than the Determination Period during which it falls, the actual number of days in the Calculation Period divided by the product of (x) the actual number of days in such Determination Period and (y) the number of Determination Periods in any year; and

(b)	if the Calculation Period is longer than one Determination Period, the sum of:
(x)	the actual number of days in such Calculation Period falling in the Determination Period in which it begins divided by the product of (1) the actual number of days in such Determination Period and (2) the number of Determination Periods in any year; and

(y)	the actual number of days in such Calculation Period falling in the next Determination Period divided by the product of (1) the actual number of days in such Determination Period and (2) the number of Determination Periods in any year, where:

“Determination Period” means the period from and including a Determination Date in any year to but excluding the next Determination Date; and

“Determination Date” means the date specified as such in the relevant Final Terms or, if none is so specified, the Interest Payment Date.
“Effective Date” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the date specified as such in the relevant Final Terms or, if none is so specified, the first day of the Interest Accrual Period to which such Interest Determination Date relates.

“Euro-zone” means the region comprising of Member States of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community as amended.

“Interest Accrual Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest Period Date and ending on (but excluding) the next succeeding Interest Period Date.

“Interest Amount” means the amount of interest payable, and in the case of Fixed Rate Instruments, means the Fixed Coupon Amount or Broken Amount, as the case may be.

“Interest Commencement Date” means the Issue Date or such other date as may be specified in the relevant Final Terms.

“Interest Determination Date” means, with respect to a Rate of Interest and Interest Accrual Period, the date specified as such in the relevant Final Terms or, if none is so specified, (i) the first day of such Interest Accrual Period if the Specified Currency is Sterling or (ii) the day falling two Business Days in London prior to the first day of such Interest Accrual Period if the Specified Currency is neither Sterling nor Euro or (iii) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Specified Currency is Euro.

“Interest Payment Date” means the date or dates specified as such in, or determined in accordance with the provisions of, the relevant Final Terms and, if a Business Day Convention is specified in the relevant Final Terms, as the same may be adjusted in accordance with the relevant Business Day Convention.

“Interest Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

“Interest Period Date” means each Interest Payment Date unless otherwise specified in the relevant Final Terms.

“ISDA Definitions” means the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc., unless otherwise specified in the relevant Final Terms.

“Page” means such page, section, caption, column or other part of a particular information service (including, but not limited to, the Reuters Market 3000 (“Reuters”) and the Telerate Service (“Telerate”)) as may be specified for the purpose of providing a Relevant Rate, or such other page, section, caption, column or other part as may replace it on that information service or on such other information service, in each case as may be nominated by the person or organisation providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to that Relevant Rate.

“Rate of Interest” means the rate of interest payable from time to time in respect of this Instrument and that is either specified on, or calculated in accordance with the provisions in the relevant Final Terms.

“Redemption Amount” means, as appropriate, the Final Redemption Amount, the Early Redemption Amount (Tax), the Optional Redemption Amount (Call), the Optional Redemption Amount (Put), the Early Termination Amount or such other amount in the nature of a redemption amount as may be specified in, or determined in accordance with the provisions of the relevant Final Terms.

“Reference Banks” means the institutions specified as such in the relevant Final Terms or, if none, five leading banks selected by the Calculation Agent in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the Benchmark (which, if EURIBOR is the relevant Benchmark, shall be Europe).

“Relevant Financial Centre” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the financial centre as may be specified as such in the relevant Final Terms or, if none is so specified, the financial centre with which the relevant Benchmark is most closely connected (which, in the case of EURIBOR, shall be Europe) or, if none is so connected, London.

“Relevant Rate” means the Benchmark for a Representative Amount of the Specified Currency for a period (if applicable or appropriate to the Benchmark) equal to the Specified Duration commencing on the Effective Date.

“Relevant Time” means, with respect to any Interest Determination Date, the local time in the Relevant Financial Centre specified in the relevant Final Terms or, if no time is specified, the local time in the Relevant Financial Centre at which it is customary to determine bid and offered rates in respect of deposits in the Specified Currency in the interbank market in the Relevant Financial Centre or, if no such customary local time exists, 11.00 hours in the Relevant Financial Centre and, for the purpose of this definition “local time” means, with respect to Europe as a Relevant Financial Centre, Brussels time.

“Representative Amount” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the amount specified as such in the relevant Final Terms or, if none is specified, an amount that is representative for a single transaction in the relevant market at the time.

“Specified Currency” means the currency specified as such in the relevant Final Terms or, if none is specified, the currency in which the Instruments are denominated.

“Specified Duration” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the duration specified in the relevant Final Terms or, if none is specified, a period of time equal to the relevant Interest Accrual Period, ignoring any adjustment pursuant to Condition 3.2.2.

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor to it.

(j)	Calculation Agent and Reference Banks
The Issuer shall procure that there shall at all times be five Reference Banks (or such other number as may be required) with offices in the Relevant Financial Centre and one or more Calculation Agents if provision is made for them in the relevant Final Terms and for so long as any Instrument is outstanding. If any Reference Bank (acting through its relevant office) is unable or unwilling to continue to act as a Reference Bank, then the Issuer shall (with the prior approval of the Trustee) appoint another Reference Bank with an office in the Relevant Financial Centre to act as such in its place. Where more than one Calculation Agent is appointed in respect of the Instruments, references in these Conditions to the

Calculation Agent shall be construed as each Calculation Agent performing its respective duties under these Conditions. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Rate of Interest for an Interest Period or Interest Accrual Period or to calculate any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, or to comply with any other requirement, the Issuer shall (with the prior approval of the Trustee) appoint a leading bank or investment banking firm engaged in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) which is most closely connected with the calculation or determination to be made by the Calculation Agent (acting through its principal London office or any other office actively involved in such market) to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as specified in this paragraph.
4	Indexation

This Condition 4 is applicable only if the relevant Final Terms specifies the Instruments as Index Linked Instruments.
4.1	Definitions

“Base Index Figure” means (subject to Condition 4.3(i)) the base index figure as specified in the relevant Final Terms;

“Index” or “Index Figure” means, subject as provided in Condition 4.3(i), the UK Retail Price Index (“RPI”) (for all items) published by the Office for National Statistics (January 1987 = 100) or any comparable index which may replace the RPI for the purpose of calculating the amount payable on repayment of the Reference Gilt. Any reference to the Index Figure which is specified in the relevant Final Terms as:
(i)	applicable to a particular month, shall, subject as provided in Conditions 4.3 and 4.5, be construed as a reference to the Index Figure published in the seventh month prior to that particular month and relating to the month before that of publication; or

(ii)	applicable to the first calendar day of any month shall, subject as provided in Conditions 4.3 and 4.5, be construed as a reference to the Index Figure published in the second month prior to that particular month and relating to the month before that of publication; or

(iii)	applicable to any other day in any month shall, subject as provided in Conditions 4.3 and 4.5, be calculated by linear interpolation between (x) the Index Figure applicable to the first calendar day of the month in which the day falls, calculated as specified in sub-paragraph (ii) above and (y) the Index Figure applicable to the first calendar day of the month following, calculated as specified in sub-paragraph (ii) above and rounded to the nearest fifth decimal place.
If the Index is replaced, the Issuer will describe the replacement Index in a supplement to the Prospectus;

“Index Ratio” applicable to any month or date, as the case may be, means the Index Figure applicable to such month or date, as the case may be, divided by the Base Index Figure and rounded to the nearest fifth decimal place;

“Limited Index Ratio” means (a) in respect of any month or date, as the case may be, prior to the relevant Issue Date, the Index Ratio for that month or date, as the case may be, (b) in respect of any Limited Indexation Date after the relevant Issue Date, the product of the Limited Indexation Factor for that month or date, as the case may be, and the Limited Index Ratio as previously calculated in respect of the month or date, as the case may be, twelve months prior thereto; and

(c) in respect of any other month, the Limited Index Ratio as previously calculated in respect of the most recent Limited Indexation Month;
“Limited Indexation Date” means any date falling during the period specified in the relevant Final Terms for which a Limited Indexation Factor is to be calculated;

“Limited Indexation Factor” means, in respect of a Limited Indexation Month or Limited Indexation Date, as the case may be, the ratio of the Index Figure applicable to that month or date, as the case may be, divided by the Index Figure applicable to the month or date, as the case may be, twelve months prior thereto, provided that (a) if such ratio is greater than the Maximum Indexation Factor specified in the relevant Final Terms, it shall be deemed to be equal to such Maximum Indexation Factor and (b) if such ratio is less than the Minimum Indexation Factor specified in the relevant Final Terms, it shall be deemed to be equal to such Minimum Indexation Factor;

“Limited Indexation Month” means any month specified in the relevant Final Terms for which a Limited Indexation Factor is to be calculated;

“Limited Index Linked Instruments” means Index Linked Instruments to which a Maximum Indexation Factor and/or a Minimum Indexation Factor (as specified in the relevant Final Terms) applies; and

“Reference Gilt” means the Treasury Stock specified as such in the relevant Final Terms for so long as such stock is in issue, and thereafter such issue of index-linked Treasury Stock determined to be appropriate by a gilt-edged market maker or other adviser selected by the Issuer (an “Indexation Adviser”).

4.2	Application of the Index Ratio

Each payment of interest and principal in respect of the Instruments shall be the amount provided in, or determined in accordance with, these Conditions, multiplied by the Index Ratio or Limited Index Ratio in the case of Limited Index Linked Instruments applicable to the month or date, as the case may be, on which such payment falls to be made and rounded in accordance with Condition 3.2.4(e).

4.3	Changes in Circumstances Affecting the Index
(i)	Change in base: If at any time and from time to time the Index is changed by the substitution of a new base therefor, then with effect from the month from and including that in which such substitution takes effect or the first date from and including that on which such substitution takes effect, as the case may be, (1) the definition of “Index” and “Index Figure” in Condition 4.1 shall be deemed to refer to the new date or month in substitution for January 1987 (or, as the case may be, to such other date or month as may have been substituted therefor), and (2) the new Base Index Figure shall be the product of the existing Base Index Figure and the Index Figure for the date on which such substitution takes effect, divided by the Index Figure for the date immediately preceding the date on which such substitution takes effect.

(ii)	Delay in publication of Index if sub-paragraph (i) of the definition of Index Figure is applicable: If the Index Figure which is normally published in the seventh month and which relates to the eighth month (the “relevant month”) before the month in which a payment is due to be made is not published on or before the fourteenth business day before the date on which such payment is due (the “date for payment”), the Index Figure applicable to the month in which the date for payment falls shall be (1) such substitute index figure (if any) as the Trustee considers (acting solely on the advice of the Indexation Advisor) to have been published by the Bank of England for the purposes of indexation of payments on the Reference Gilt or, failing such publication, on any one or more issues of index-linked

Treasury Stock selected by an Indexation Adviser (and approved by the Trustee (acting solely on the advice of the Indexation Advisor)) or (2) if no such determination is made by such Indexation Adviser within seven days, the Index Figure last published (or, if later, the substitute index figure last determined pursuant to Condition 4.3(i)) before the date for payment.

(iii)	Delay in publication of Index if sub-paragraph (ii) and/or (iii) of the definition of Index Figure is applicable: If the Index Figure relating to any month (the “calculation month”) which is required to be taken into account for the purposes of the determination of the Index Figure for any date is not published on or before the fourteenth business day before the date on which such payment is due (the “date for payment”), the Index Figure applicable for the relevant calculation month shall be (1) such substitute index figure (if any) as the Trustee considers (acting solely on the advice of the Indexation Advisor) to have been published by the Bank of England for the purposes of indexation of payments on the Reference Gilt or, failing such publication, on any one or more issues of index-linked Treasury Stock selected by an Indexation Adviser (and approved by the Trustee (acting solely on the advice of the Indexation Advisor)) or (2) if no such determination is made by such Indexation Adviser within seven days, the Index Figure last published (or, if later, the substitute index figure last determined pursuant to Condition 4.3(i)) before the date for payment.
4.4	Application of Changes

Where the provisions of Condition 4.3(ii) or Condition 4.3(iii) apply, the determination of the Indexation Adviser as to the Index Figure applicable to the month in which the date for payment falls or the date for payment, as the case may be, shall be conclusive and binding. If, an Index Figure having been applied pursuant to Condition 4.3(ii)(2) or Condition 4.3(iii)(2), the Index Figure relating to the relevant month or relevant calculation month, as the case may be, is subsequently published while an Instrument is still outstanding, then:
(i)	in relation to a payment of principal or interest in respect of such Instrument other than upon final redemption of such Instrument, the principal or interest (as the case may be) next payable after the date of such subsequent publication shall be increased or reduced, as the case may be, by an amount equal to the shortfall or excess, as the case may be, of the amount of the relevant payment made on the basis of the Index Figure applicable by virtue of Condition 4.3(ii)(2) or Condition 4.3(iii)(2) below or above the amount of the relevant payment that would have been due if the Index Figure subsequently published had been published on or before the fourteenth business day before the date for payment; and

(ii)	in relation to a payment of principal or interest upon final redemption, no subsequent adjustment to amounts paid will be made.
4.5	Cessation of or Fundamental Changes to the Index
(i)	If (1) the Trustee and the Issuer have been notified by the Calculation Agent that the Index has ceased to be published or (2) any change is made to the coverage or the basic calculation of the Index which constitutes a fundamental change which would, in the opinion of (A) the Issuer be materially prejudicial to the interests of the Issuer, or (B) the Trustee acting solely on the advice of an Indexation Adviser, be materially prejudicial to the interests of the Instrumentholders, the Trustee will give written notice of such occurrence to the Issuer in the case of (B), and the Issuer and the Trustee (acting solely on the advice of the Indexation Advisor) together shall seek to agree for the purpose of the Instruments one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Issuer and the Instrumentholders in no better and no worse position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made.

(ii)	If the Issuer and the Trustee (acting solely on the advice of the Indexation Advisor) fail to reach agreement as mentioned above within 20 business days following the giving of notice as mentioned in paragraph (i), a bank or other person in London shall be appointed by the Issuer and the Trustee or, failing agreement on and the making of such appointment within 20 business days following the expiry of the 20 day period referred to above, by the Trustee (acting solely on the advice of the Indexation Advisor) (in each case, such bank or other person so appointed being referred to as the “Expert”), to determine for the purpose of the Instruments one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Issuer and the Instrumentholders in no better and no worse position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made. Any Expert so appointed shall act as an expert and not as an arbitrator and all fees, costs and expenses of the Expert and of any Indexation Adviser and of any of the Issuer and the Trustee in connection with such appointment shall be borne by the Issuer.

(iii)	The Index shall be adjusted or replaced by a substitute index as agreed by the Issuer and the Trustee (acting solely on the advice of the Indexation Advisor) or as determined by the Expert pursuant to the foregoing paragraphs, as the case may be, and references in these Conditions to the Index and to any Index Figure shall be deemed amended in such manner as the Trustee (acting solely on the advice of the Indexation Advisor) and the Issuer agree are appropriate to give effect to such adjustment or replacement. Such amendments shall be effective from the date of such notification and binding upon the Issuer, the Trustee and the Instrumentholders, and the Issuer shall give notice to the Instrumentholders in accordance with Condition 14 of such amendments as promptly as practicable following such notification.
4.6	Redemption for Index Reasons

If either (i) the Index Figure for three consecutive months is required to be determined on the basis of an Index Figure previously published as provided in Condition 4.3(ii)(2) and the Trustee has been notified by the Calculation Agent that publication of the Index has ceased or (ii) notice is published by Her Majesty’s Treasury, or on its behalf, following a change in relation to the Index, offering a right of redemption to the holders of the Reference Gilt, and (in either case) no amendment or substitution of the Index shall have been advised by the Indexation Adviser to the Issuer and such circumstances are continuing, the Issuer may, upon giving not more than 60 nor less than 30 days’ notice to the Instrumentholders in accordance with Condition 14, redeem all, but not some only, of the Instruments at their principal amount together with interest accrued but unpaid up to and including the date of redemption (in each case adjusted in accordance with Condition 4.2).
5	Redemption, Purchase and Options
5.1	Final Redemption

Unless previously redeemed, purchased and cancelled as provided below, this Instrument will be redeemed at its Final Redemption Amount (which, unless otherwise provided, is its nominal amount) on the Maturity Date specified in the relevant Final Terms provided, however, that if this Instrument is a Perpetual Instrument it will only be redeemable and repayable in accordance with the following provisions of this Condition 5.

5.2	Redemption for Taxation Reasons

If, on the occasion of the next payment in respect of the Instruments the Issuer satisfies the Trustee immediately before the giving of the notice referred to below that it would be unable to make such payment without having to pay additional amounts as described in Condition 7, and such requirement to pay such additional amounts arises by reason of a change in the laws of the United Kingdom or any political sub-division of the United Kingdom or taxing authority in the United Kingdom or any political sub-division of the United Kingdom or in the interpretation or application of the laws of the United Kingdom or any political sub-division of the United Kingdom or in any applicable double taxation treaty or convention, which change becomes effective on or after the date on which agreement is reached to issue the first Tranche of the Instruments, and such requirement cannot be avoided by the Issuer taking reasonable measures (such measures not involving any material additional payments by, or expense for, the Issuer), the Issuer may, at its option, on any Interest Payment Date or, if so specified in the relevant Final Terms, at any time, having given not less than 30 nor more than 45 days’ notice to the Instrumentholders in accordance with Condition 14, redeem all, but not some only, of the Instruments at their Early Redemption Amount together with interest accrued to the date of redemption provided that the date fixed for redemption shall not be earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts or make such withholding or deduction, as the case may be, were a payment in respect of the Instruments then due. Prior to the publication of any notice of redemption pursuant to this Condition 5.2, the Issuer shall deliver to the Trustee a certificate signed by two Directors of the Issuer stating that the requirement referred to above cannot be avoided by the Issuer taking reasonable measures available to it and the Trustee shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on Instrumentholders and Couponholders.

5.3	Purchases

The Issuer and any of its subsidiary undertakings may at any time purchase Instruments (provided that all unmatured Receipts and Coupons and unexchanged Talons appertaining to them are attached or surrendered with them) in the open market or otherwise at any price.

5.4	Early Redemption
5.4.1	Zero Coupon Instruments:
(a)	The Early Redemption Amount payable in respect of any Zero Coupon Instrument, the Early Redemption Amount of which is not linked to an index and/or a formula, upon redemption of such Instrument pursuant to Condition 5.2 or upon it becoming due and payable as provided in Condition 9 shall be the Amortised Face Amount (calculated as provided below) of such Instrument unless otherwise specified in the relevant Final Terms.

(b)	Subject to the provisions of sub-paragraph (c) below, the Amortised Face Amount of any such Instrument shall be the scheduled Final Redemption Amount of such Instrument on the Maturity Date discounted at a rate per annum (expressed as a percentage) equal to the Amortisation Yield (which, if none is specified in the relevant Final Terms, shall be such rate as would produce an Amortised Face Amount equal to the issue price of the Instruments if they were discounted back to their issue price on the Issue Date) compounded annually.

(c)	If the Early Redemption Amount payable in respect of any such Instrument, upon its redemption pursuant to Condition 5.2 or, if applicable, Condition 5.5 or 5.6 or upon it becoming due and payable as provided in Condition 9, is not paid when due, the

Early Redemption Amount due and payable in respect of such Instrument shall be the Amortised Face Amount of such Instrument as defined in sub-paragraph (b) above, except that such sub-paragraph shall have effect as though the reference in that sub-paragraph to the date on which the Instrument becomes due and payable was replaced by a reference to the Relevant Date as defined in Condition 7. The calculation of the Amortised Face Amount in accordance with this sub-paragraph shall continue to be made (as well after as before judgment) until the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be the scheduled Final Redemption Amount of such Instrument on the Maturity Date together with any interest that may accrue in accordance with Condition 3.2.
Where such calculation is to be made for a period of less than one year, it shall be made on the basis of the Day Count Fraction specified in the relevant Final Terms.

5.4.2	Other Instruments

The Early Redemption Amount payable in respect of any Instrument (other than Instruments described in Condition 5.4.1 above), upon redemption of such Instrument pursuant to this Condition 5.4 or upon it becoming due and payable as provided in Condition 9, shall be the Final Redemption Amount unless otherwise specified in the relevant Final Terms.
5.5	Redemption at the Option of the Issuer and Exercise of Issuer’s Options

If Call Option is specified in the relevant Final Terms, the Issuer may, on giving not less than 15 nor more than 30 days’ irrevocable notice to the Instrumentholders (or such other notice period as may be specified in the relevant Final Terms), redeem, or exercise any Issuer’s option in relation to, all or, if so provided, some of such Instruments on any Optional Redemption Date or Option Exercise Date, as the case may be. Any such redemption of Instruments shall be at their Optional Redemption Amount together with interest accrued to the date fixed for redemption. Any such redemption or exercise must relate to Instruments of a nominal amount at least equal to the minimum nominal amount (if any) to be redeemed specified hereon and no greater than the maximum nominal amount (if any) to be redeemed specified on this Instrument.

All Instruments in respect of which any such notice is given shall be redeemed, or the Issuer’s option shall be exercised, on the date specified in such notice in accordance with this Condition.

In the case of a partial redemption or a partial exercise of an Issuer’s option, the notice to Instrumentholders shall also contain the serial numbers of the Instruments to be redeemed, which shall have been drawn in such place as the Trustee may approve and in such manner as it deems appropriate, subject to compliance with any applicable laws, listing authority and stock exchange requirements.

5.6	Redemption at the Option of Instrumentholders and Exercise of Instrumentholders’ Options

If Put Option is specified in the relevant Final Terms, the Issuer shall, at the option of the holder of any such Instrument, upon the holder of such Instrument giving not less than 15 nor more than 30 days’ notice to the Issuer (or such other notice period as may be specified on this Instrument) redeem such Instrument on the Optional Redemption Date(s) at its Optional Redemption Amount together with interest accrued to the date fixed for redemption.

To exercise such option or any other Instrumentholders’ option which may be set out on this Instrument (which must be exercised on an Option Exercise Date) the holder must deposit such Instrument with any Paying Agent at its specified office, together with a duly completed option exercise notice (“Exercise Notice”) in the form obtainable from any Paying Agent within the Instrumentholders’ Option Period (as specified in the relevant Final Terms). No Instrument so deposited and option exercised may be withdrawn (except as provided in the Agency Agreement) without the prior consent of the Issuer.

5.7	Partly Paid Instruments

Partly Paid Instruments will be redeemed, whether at maturity, early redemption or otherwise, in accordance with the provisions of this Condition and the provisions specified in the relevant Final Terms.

5.8	Redemption by Instalments

Unless previously redeemed, purchased and cancelled as provided in this Condition 5, each Instrument which provides for Instalment Dates and Instalment Amounts will be partially redeemed on each Instalment Date at the Instalment Amount specified in the relevant Final Terms. The outstanding nominal amount of each such Instrument shall be reduced by the Instalment Amount (or, if such Instalment Amount is calculated by reference to a proportion of the nominal amount of such Instrument, such proportion) for all purposes with effect from the related Instalment Date, unless payment of the Instalment Amount is improperly withheld or refused on presentation of the related Receipt, in which case, such amount shall remain outstanding until the Relevant Date relating to such Instalment Amount.

5.9	Cancellation

All Instruments redeemed pursuant to any of the foregoing provisions will be cancelled forthwith (together with all unmatured Receipts and Coupons and unexchanged Talons attached thereto. All Instruments purchased by or on behalf of the Issuer or any of its subsidiary undertakings may, at the option of the Issuer be held by or may be surrendered together with all unmatured Receipts and Coupons and all unexchanged Talons attached to them to a Paying Agent for cancellation, but may not be resold and when held by the Issuer or any of its respective Subsidiaries shall not entitle the holder to vote at any meeting of Instrumentholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of Instrumentholders or for the purposes of Condition 11.
6	Payments and Talons
6.1	Payments

Payments of principal and interest in respect of Instruments will, subject as mentioned below, be made against presentation and surrender of the relevant Receipts (in the case of payments of Instalment Amounts other than on the due date for redemption and provided that the Receipt is presented for payment together with its relative Instrument), Instruments (in the case of all other payments of principal and, in the case of interest, as specified in Condition 6.5.6) or Coupons (in the case of interest, save as specified in Condition 6.5.6), as the case may be, at the specified office of any Paying Agent outside the United States by a cheque payable in the currency in which such payment is due drawn on, or, at the option of the holder, by transfer to an account denominated in that currency with, a bank in the principal financial centre for that currency; provided that in the case of Euro, the transfer shall be in a city in which banks have access to the TARGET System.

6.2	Payments in the United States

Notwithstanding the above, if any Instruments are denominated in U.S. dollars, payments in respect of them may be made at the specified office of any Paying Agent in New York City in the same manner as specified above if (a) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying

Agents would be able to make payment of the amounts on the Instruments in the manner provided above when due, (b) payment in full of such amounts at all such offices is illegal or effectively precluded by exchange controls or other similar restrictions on payment or receipt of such amounts and (c) such payment is then permitted by United States law, without involving, in the opinion of the Issuer, any adverse tax consequence to the Issuer.

6.3	Payments subject to Fiscal Laws etc.

All payments are subject in all cases to any applicable fiscal or other laws, regulations and directives, but without prejudice to the provisions of Condition 7. No commission or expenses shall be charged to the Instrumentholders or Couponholders in respect of such payments.

6.4	Appointment of Agents

The Issuing and Paying Agent, the Paying Agents and the Calculation Agent initially appointed by the Issuer and their respective specified offices are listed below. The Issuing and Paying Agent, the Paying Agents and the Calculation Agent act solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any holder. The Issuer reserves the right at any time with the approval of the Trustee to vary or terminate the appointment of the Issuing and Paying Agent, any other Paying Agent or the Calculation Agent and to appoint additional or other Paying Agents, provided that the Issuer shall at all times maintain (i) an Issuing and Paying Agent, (ii) a Paying Agent having a specified office in a continental European city, (iii) a Calculation Agent where the Conditions so require one, (iv) so long as the Instruments are listed on any stock exchange or admitted to listing by any other relevant authority, a Paying Agent having a specified office in such place as may be required by the rules and regulations of the relevant stock exchange or other relevant authority and (v) to the extent that the Issuer is able to do so and not provided for by the foregoing provisions of this Condition 6.4, a Paying Agent with a specified office in a European Union Member State that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive. As used in these Conditions, the terms “Issuing and Paying Agent”, “Calculation Agent”, and “Paying Agent” include any additional or replacement Issuing and Paying Agent, Calculation Agent or Paying Agent appointed under this Condition.

In addition, the Issuer shall forthwith appoint a Paying Agent in New York City in respect of any Instruments denominated in U.S. dollars in the circumstances described in Condition 6.2.

Notice of any such change or any change of any specified office shall promptly be given to the Instrumentholders in accordance with Condition 14.

6.5	Unmatured Coupons and Receipts and unexchanged Talons:
6.5.1	Unless the Instrument provides that the relevant Coupons are to become void upon the due date for redemption of those Instruments, Instruments should be surrendered for payment together with all unmatured Coupons (if any) appertaining to them, failing which an amount equal to the face value of each missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon that the sum of principal so paid bears to the total principal due) will be deducted from the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 8).

6.5.2	If the relevant Instrument so provides, upon the due date for redemption of any Instrument, unmatured Coupons relating to such Instrument (whether or not attached) shall become void and no payment shall be made in respect of them.

6.5.3	If the relevant Instrument so provides, upon the due date for redemption of any Instrument, any unexchanged Talon relating to such Instrument (whether or not attached) shall become void and no Coupon shall be delivered in respect of such Talon.

6.5.4	Upon the due date for redemption of any Instrument which is redeemable in instalments, all Receipts relating to such Instrument having an Instalment Date falling on or after such due date (whether or not attached) shall become void and no payment shall be made in respect of them.

6.5.5	Where any Instrument which provides that the relevant Coupons are to become void upon the due date for redemption of those Instruments is presented for redemption without all unmatured Coupons and any unexchanged Talon relating to it, and where any Instrument is presented for redemption without any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may require.

6.5.6	If the due date for redemption of any Instrument is not a due date for payment of interest, interest accrued from the preceding due date for payment of interest or the Interest Commencement Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Instrument. Interest accrued on an Instrument that only bears interest after its Maturity Date shall be payable on redemption of that Instrument against presentation of that Instrument.
6.6	Non-business days

If any date for payment in respect of any Instrument, Receipt or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, “business day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in the relevant place of presentation, in such jurisdictions as shall be specified as “Financial Centres” in the relevant Final Terms and:
6.6.1	(in the case of a payment in a currency other than Euro) where payment is to be made by transfer to an account maintained with a bank in the relevant currency, on which foreign exchange transactions may be carried on in the relevant currency in the principal financial centre of the country of such currency; or

6.6.2	(in the case of a payment in Euro), which is a TARGET Business Day.
6.7	Talons

On or after the Interest Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Instrument, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Issuing and Paying Agent in exchange for a further Coupon sheet (but excluding any Coupons which may have become void pursuant to Condition 8).
7	Taxation

All payments of principal and interest by or on behalf of the Issuer in respect of the Instruments, the Receipts and the Coupons will be made without withholding or deduction for or on account of, any present or future taxes or duties of whatever nature imposed or levied by or on behalf of the United Kingdom or any political sub-division of the United Kingdom or any authority in or of the United Kingdom having power to tax, unless such withholding or deduction is compelled by law. In that event, the Issuer will pay such additional amounts of principal and interest as will result in the payment to the Instrumentholders, Receiptholders or, as the case may be, the Couponholders of the amounts which would otherwise have been receivable in respect of the Instruments, Receipts or Coupons had no withholding or deduction been made, except that no such additional amounts shall be payable in respect of any Instrument, Receipt or Coupon presented for payment:
(a)	by or on behalf of, a person who is liable to such taxes or duties in respect of such Instrument, Receipt or Coupon by reason of his having some connection with the United Kingdom other than the mere holding of such Instrument, Receipt or Coupon; or

(b)	by or on behalf of a person who would not be liable or subject to such deduction or withholding by making a declaration of non-residence or other claim for exemption to a tax authority; or

(c)	more than 30 days after the Relevant Date except to the extent that the holder would have been entitled to such additional amounts on presenting the same for payment on such thirtieth day; or

(d)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(e)	by or on behalf of a holder who would have been able to avoid such withholding or deduction (i) by presenting the relevant Instrument, Receipt or Coupon to another Paying Agent in a Member State of the European Union; or (ii) by satisfying any statutory or procedural requirements (including, without limitation, the provision of information).
As used in these Conditions, “Relevant Date” in respect of any Instrument, Receipt or Coupon means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given to the Instrumentholders in accordance with Condition 14 that, upon further presentation of the Instrument, Receipt or Coupon being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation. References in these Conditions to (i) “principal” shall be deemed to include any premium payable in respect of the Instruments, all Instalment Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts, Amortised Face Amounts and all other amounts in the nature of principal payable pursuant to Condition 5 or any amendment or supplement to it, (ii) “interest” shall be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 3 or any amendment or supplement to it and (iii) “principal” and/or “interest” shall be deemed to include any additional amounts which may be payable under this Condition or any undertaking given in addition to or in substitution for it under the Trust Deed.

8	Prescription

Instruments, Receipts and Coupons (which, for this purpose, shall not include Talons) shall be prescribed and become void unless presented for payment within 10 years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

9	Events of Default

If any of the following events (each an “Event of Default”) occurs and is continuing, the Trustee at its discretion may, and if so requested by the holders of at least one-quarter in nominal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution shall, give notice to the Issuer at its registered office that the Instruments are, and they shall accordingly immediately become due and repayable at their Redemption Amount together with accrued interest (if any) to the date of payment:

(a)	Non-Payment: there is default for more than 30 days in the payment of any principal or interest due in respect of the Instruments; or

(b)	Breach of Other Obligations: there is default in the performance or observance by the Issuer of any other obligation or provision under the Trust Deed or the Instruments (other than any obligation for the payment of any principal or interest in respect of the Instruments) which default is incapable of remedy or, if in the opinion of the Trustee capable of remedy, is not remedied within 90 days after notice of such default shall have been given to the Issuer by the Trustee; or

(c)	Winding-up: a resolution is passed, or a final order of a court in the United Kingdom is made and, where possible, not discharged or stayed within a period of 90 days, that the Issuer be wound up or dissolved; or

(d)	Enforcement Proceedings: attachment is made of the whole or substantially the whole of the assets or undertaking of the Issuer and such attachment is not released or cancelled within 90 days or an encumbrancer takes possession or an administrative or other receiver or similar officer is appointed of the whole or substantially the whole of the assets or undertaking of the Issuer or an administration or similar order is made in relation to the Issuer and such taking of possession, appointment or order is not released, discharged or cancelled within 90 days; or

(e)	Insolvency: the Issuer ceases to carry on all or substantially all of its business or is unable to pay its debts within the meaning of Section 123(1) (e) or Section 123(2) of the Insolvency Act 1986; or

(f)	Bankruptcy: the Issuer is adjudged bankrupt or insolvent by a court of competent jurisdiction in its country of incorporation, provided that in the case of [paragraphs (b) to (f)][1], [paragraph (b)][2] the Trustee shall have certified that in its opinion such event is materially prejudicial to the interests of the Instrumentholders.

Any such notice by the Trustee to the Issuer shall specify the serial number(s) of the Instrument(s) concerned.

10	Enforcement

The Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer as it may think fit to enforce any obligation, condition or provision binding on the Issuer under the Instruments or under the Trust Deed, but shall not be bound to do so unless:
(a)	it has been so directed by an Extraordinary Resolution or in writing by the holders of at least one-quarter of the principal amount of the Instruments outstanding; and

(b)	it has been indemnified to its satisfaction.
No Instrumentholder, Receiptholder or Couponholder shall be entitled to institute proceedings directly against the Issuer unless the Trustee, having become bound to proceed as specified above, fails to do so within a reasonable time and such failure is continuing.

11	Meetings of Instrumentholders, Modifications and Substitution
11.1	Meetings of Instrumentholders

The Trust Deed contains provisions for convening meetings of Instrumentholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution (as defined in the Trust Deed) of a modification of any of these Conditions or any provisions of the Trust

[1]	Only applicable where National Grid Gas Holdings plc is the Issuer.

[2]	Only applicable where National Grid Gas plc is the Issuer.

Deed. An Extraordinary Resolution duly passed at any such meeting shall be binding on Instrumentholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders, except that any Extraordinary Resolution proposed, inter alia, (i) to amend the dates of maturity or redemption of the Instruments, any Instalment Date or any date for payment of interest on the Instruments, (ii) to reduce or cancel the nominal amount of, or any Instalment Amount of, or any premium payable on redemption of, the Instruments, (iii) to reduce the rate or rates of interest in respect of the Instruments or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Instruments, (iv) if a Minimum and/or a Maximum Rate of Interest is shown on the face of the Instrument, to reduce any such Minimum and/or Maximum Rate of Interest, (v) to vary any method of calculating the Final Redemption Amount, the Early Redemption Amount or the Optional Redemption Amount, (vi) to take any steps that as specified in this Instrument may only be taken following approval by an Extraordinary Resolution to which the special quorum provisions apply, and (vii) to modify the provisions concerning the quorum required at any meeting of Instrumentholders or the majority required to pass the Extraordinary Resolution will only be binding if passed at a meeting of the Instrumentholders (or at any adjournment of that meeting) at which a special quorum (as defined in the Trust Deed) is present. A resolution in writing signed by the holders of not less than 95 per cent. in nominal amount of the Instruments will be binding on all Instrumentholders and Couponholders. The Issuer may convene a meeting of Instrumentholders jointly with the holders of all other instruments issued pursuant to the Agency Agreement and not forming a single series with the Instruments to which meeting the provisions referred to above apply as if all such instruments formed part of the same series, provided that the proposals to be considered at such meeting affect the rights of the holders of the instruments of each series attending the meeting in identical respects (save insofar as the Conditions applicable to each such series are not identical).

11.2	Modification of the Trust Deed

The Trustee may agree, without the consent of the Instrumentholders or Couponholders, to (i) any modification of any of the provisions of the Trust Deed that is of a formal, minor or technical nature or is made to correct a manifest error, and (ii) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Instrumentholders. Any such modification, authorisation or waiver shall be binding on the Instrumentholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Instrumentholders as soon as practicable.

11.3	Substitution

The Trust Deed contains provisions permitting the Trustee to agree, subject to such amendment of the Trust Deed and such other conditions as the Trustee may require, but without the consent of the Instrumentholders or the Couponholders, to the substitution of any other company in place of the Issuer or of any previous substituted company, as principal debtor under the Trust Deed and the Instruments. In the case of such a substitution the Trustee may agree, without the consent of the Instrumentholders or the Couponholders, to a change of the law governing the Instruments, the Receipts, the Coupons, the Talons and/or the Trust Deed provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Instrumentholders.

11.4	Entitlement of the Trustee

In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the interests of the Instrumentholders as a class and shall not have regard to the consequences of such exercise for individual Instrumentholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Instrumentholder or

Couponholder be entitled to claim, from the Issuer any indemnification or payment in respect of any tax consequence of any such exercise upon individual Instrumentholders or Couponholders.
12	Replacement of Instruments, Receipts, Coupons and Talons

If an Instrument, Receipt, Coupon or Talon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, listing authority and stock exchange regulations, at the specified office of such other Paying Agent as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Instrumentholders in accordance with Condition 14 on payment by the claimant of the fees and costs incurred in connection with that replacement and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Instrument, Receipt, Coupon or Talon is subsequently presented for payment or, as the case may be, for exchange for further Coupons, there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Instruments, Receipts, Coupons or further Coupons) and otherwise as the Issuer may require. Mutilated or defaced Instruments, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

13	Further Issues

The Issuer may from time to time without the consent of the Instrumentholders or Couponholders create and issue further instruments having the same terms and conditions as the Instruments and so that such further issue shall be consolidated and form a single series with such Instruments. References in these Conditions to the Instruments include (unless the context requires otherwise) any other instruments issued pursuant to this Condition and forming a single series with the Instruments. Any such further instruments forming a single series with Instruments constituted by the Trust Deed or any deed supplemental to it shall, and any other instruments may (with the consent of the Trustee), be constituted by the Trust Deed.

The Trust Deed contains provisions for convening a single meeting of the Instrumentholders and the holders of instruments of other series if the Trustee so decides.

14	Notices

All notices to the Instrumentholders will be valid if published in a daily English language newspaper of general circulation in the United Kingdom (which is expected to be the Financial Times). If in the opinion of the Trustee any such publication is not practicable, notice shall be validly given if published in another leading daily English language newspaper with general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made, as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Instruments in accordance with this Condition.

15	Indemnification of Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from any obligation to take proceedings to enforce repayment unless indemnified to its satisfaction. The Trustee is entitled to enter into business transactions with the Issuer or any of its subsidiary undertakings, parent undertakings, joint ventures or associated undertakings without accounting for any profit resulting from these transactions and to act as trustee for the holders of any other securities issued by the Issuer or any of its subsidiary undertakings, parent undertakings, joint ventures or associated undertakings.

16	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Instruments under the Contracts (Rights of Third Parties) Act 1999.

17	Governing Law and Jurisdiction
(a)	The Instruments and all matters arising from or connected with the Instruments are governed by, and shall be construed in accordance with, English law.

(b)	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with the Instruments.

(c)	The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

(d)	Nothing in this Condition 17 prevents the Trustee or any Instrumentholder from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Trustee or Instrumentholders may take concurrent Proceedings in any number of jurisdictions.

SUMMARY OF PROVISIONS
RELATING TO THE INSTRUMENTS WHILE IN GLOBAL FORM
Initial Issue of Instruments

Upon the initial deposit of a Global Instrument with a common depositary for Euroclear and Clearstream, Luxembourg (the “Common Depositary”), Euroclear or Clearstream, Luxembourg will credit each subscriber with a nominal amount of Instruments equal to the nominal amount of those Instruments for which it has subscribed and paid.

Instruments which are initially deposited with the Common Depositary may also be credited to the accounts of subscribers with (if indicated in the relevant Final Terms) other clearing systems through direct or indirect accounts with Euroclear and Clearstream, Luxembourg held by such other clearing systems. Conversely, Instruments that are initially deposited with another clearing system may similarly be credited to the accounts of subscribers with Euroclear, Clearstream, Luxembourg or other clearing systems.

Relationship of Accountholders with Clearing Systems

Each of the persons shown in the records of Euroclear, Clearstream, Luxembourg or any other clearing system as the holder of an Instrument represented by a Global Instrument must look solely to Euroclear, Clearstream, Luxembourg or such clearing system (as the case may be) for his share of each payment made by the relevant Issuer to the bearer of such Global Instrument and in relation to all other rights arising under the Global Instruments, subject to and in accordance with the respective rules and procedures of Euroclear, Clearstream, Luxembourg or such clearing systems (as the case may be). Such persons shall have no claim directly against the relevant Issuer in respect of payments. due on the Instruments for so long as the Instruments are represented by such Global Instrument and such obligations of such Issuer will be discharged by payment to the bearer of such Global Instrument in respect of each amount so paid.

The Trustee may call for any certificate or other document to be issued by Euroclear, Clearstream, Luxembourg or any other clearing system as to the principal amount of Instruments represented by a Global Instrument standing to the account of any person. Any such certificate or other document shall, in the absence of manifest error, be conclusive and binding for all purposes. Any such certificate or other document may comprise any form of statement or print out of electronic records provided by the relevant clearing system (including Euroclear’s EUCLID or Clearstream, Luxembourg’s Cedcom system) in accordance with its usual procedures and in which the holder of a particular principal amount of any other clearing system is clearly identified together with the amount of such holding. The Trustee shall not be liable to any person by reason of having accepted as valid or not having rejected any certificate or other document to such effect purporting to be issued by Euroclear, Clearstream, Luxembourg or any other clearing system and subsequently found to be forged or not authentic.

Exchange

1	Temporary Global Instruments

Each temporary Global Instrument will be exchangeable, free of charge to the holder, on or after its Exchange Date:
1.1	if the relevant Final Terms indicates that such Global Instrument is issued in compliance with the C Rules or in a transaction to which TEFRA is not applicable (as to which, see “Summary of the

Programme — Selling Restrictions”), in whole, but not in part, for the Definitive Instruments defined and described below; and

1.2	otherwise, in whole or in part upon certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement for interests in a permanent Global Instrument or, if so provided in the relevant Final Terms, for Definitive Instruments.
2	Permanent Global Instruments

Each permanent Global Instrument will be exchangeable, free of charge to the holder, on or after its Exchange Date in whole but not, except as provided under “Partial Exchange of Permanent Global Instruments”, in part for Definitive Instruments:
2.1	by the relevant Issuer giving notice to the Issuing and Paying Agent and the Instrumentholders of its intention to effect such exchange;

2.2	if the relevant Final Terms provides that such Global Instrument is exchangeable at the request of the holder, by the holder giving notice to the Issuing and Paying Agent of its election for such exchange; and

2.3	otherwise, if the permanent Global Instrument is held on behalf of Euroclear or Clearstream, Luxembourg or any other clearing system (an “Alternative Clearing System”) and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or in fact does so.
In the event that a Global Instrument is exchanged for Definitive Instruments, such Definitive Instruments shall be issued in Specified Denomination(s) only. Instrumentholders who hold Instruments in the relevant clearing system in amounts that are not integral multiples of a Specified Denomination may need to purchase or sell, on or before the relevant Exchange Date, a principal amount of Instruments such that their holding is an integral multiple of a Specified Denomination.

3	Partial Exchange of Permanent Global Instruments

For so long as a permanent Global Instrument is held on behalf of a clearing system and the rules of that clearing system permit, such permanent Global Instrument will be exchangeable in part on one or more occasions for Definitive Instruments (i) if principal in respect of any Instruments is not paid when due or (ii) if so provided in, and in accordance with, the Conditions (which will be set out in the relevant Final Terms) relating to Partly Paid Instruments.

4	Delivery of Instruments

On or after any due date for exchange the holder of a Global Instrument may surrender such Global Instrument or, in the case of a partial exchange, present it for endorsement to or to the order of the Issuing and Paying Agent. In exchange for any Global Instrument, or the part of that Global Instrument to be exchanged, the relevant Issuer will (i) in the case of a temporary Global Instrument exchangeable for a permanent Global Instrument, deliver, or procure the delivery of, a permanent Global Instrument in an aggregate nominal amount equal to that of the whole or that part of a temporary Global Instrument that is being exchanged or, in the case of a subsequent exchange, endorse, or procure the endorsement of, a permanent Global Instrument to reflect such exchange or (ii) in the case of a Global Instrument exchangeable for Definitive Instruments, deliver, or procure the delivery of, an equal aggregate nominal amount of duly executed and authenticated Definitive Instruments. In this Prospectus, “Definitive Instruments” means, in relation to any Global Instrument, the Definitive Instruments for which such Global Instrument may be exchanged (if appropriate, having attached to them all Coupons and Receipts in respect of interest or Instalment Amounts that have not already been paid on the Global Instrument and a Talon). Definitive Instruments will be security printed in accordance with any applicable legal and stock exchange requirements in or substantially in the form set out in the Schedules to the Trust Deed. On exchange in full of each permanent Global Instrument, the relevant Issuer will, if the holder so requests, procure that it is cancelled and returned to the holder together with the relevant Definitive Instruments.

5	Exchange Date

“Exchange Date” means, in relation to a temporary Global Instrument, the day falling after the expiry of 40 days after its issue date and, in relation to a permanent Global Instrument, a day falling not less than 60 days, or in the case of failure to pay principal in respect of any Instruments when due 30 days, after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Issuing and Paying Agent is located and in the city in which the relevant clearing system is located.

Amendment to Conditions

The temporary Global Instruments and permanent Global Instruments contain provisions that apply to the Instruments which they represent, some of which modify the effect of the terms and conditions of the Instruments set out in this Prospectus. The following is a summary of certain of those provisions:

1	Payments

No payment falling due after the Exchange Date will be made on any Global Instrument unless exchange for an interest in a permanent Global Instrument or for Definitive Instruments is improperly withheld or refused. Payments on any temporary Global Instrument issued in compliance with the D Rules before the Exchange Date will only be made against presentation of certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement. All payments in respect of Instruments represented by a Global Instrument will be made against presentation for endorsement and, if no further payment falls to be made in respect of the Instruments, surrender of that Global Instrument to or to the order of the Issuing and Paying Agent or such other Paying Agent as shall have been notified to the Instrumentholders for such purpose. A record of each payment so made will be endorsed on each Global Instrument, which endorsement will be prima facie evidence that such payment has been made in respect of the Instruments. Condition 6.4(v) and Condition 7(e) will apply to the Definitive Notes only.

2	Prescription

Claims against the relevant Issuer in respect of Instruments which are represented by a permanent Global Instrument will become void unless it is presented for payment within a period of 10 years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 7).

3	Meetings

The holder of a permanent Global Instrument shall (unless such permanent Global Instrument represents only one Instrument) be treated as being two persons for the purposes of any quorum requirements of a meeting of Instrumentholders and, at any such meeting, as having one vote in respect of each integral currency unit of the Specified Currency of the Instruments for which it may be exchanged in accordance with its terms.

4	Cancellation

Cancellation of any Instrument represented by a permanent Global Instrument which is required by the Conditions to be cancelled (other than upon its redemption) will be effected by reduction in the nominal amount of the relevant permanent Global Instrument.

5	Purchase

Instruments represented by a permanent Global Instrument may only be purchased by the relevant Issuer or any of its subsidiary undertakings if they are purchased together with the rights to receive all future payments of interest and Instalment Amounts (if any) on those Instruments.

6	Issuer’s Option

Any option of the relevant Issuer provided for in the Conditions of any Instruments while such Instruments are represented by a permanent Global Instrument shall be exercised by such Issuer giving notice to the Instrumentholders within the time limits set out in and containing the information required by the Conditions, except that the notice shall not be required to contain the serial numbers of Instruments drawn in the case of a partial exercise of an option and accordingly no drawing of Instruments shall be required. In the event that any option of such Issuer is exercised in respect of some but not all of the Instruments of any Series, the rights of accountholders with a clearing system or Approved Intermediary in respect of the Instruments will be governed by the standard procedures of Euroclear, Clearstream, Luxembourg or any other clearing system (as the case may be).

7	Instrumentholders’ Options

Any option of the Instrumentholders provided for in the Conditions of any Instruments while such Instruments are represented by a permanent Global Instrument may be exercised by the holder of the permanent Global Instrument giving notice to the Issuing and Paying Agent within the time limits relating to the deposit of Instruments with a Paying Agent set out in the Conditions substantially in the form of the notice available from any Paying Agent, except that the notice shall not be required to contain the serial numbers of the Instruments in respect of which the option has been exercised, and stating the nominal amount of Instruments in respect of which the option is exercised and at the same time presenting the permanent Global Instrument for notation.

8	Trustee’s Powers

In considering the interests of Instrumentholders while any Global Instrument is held on behalf of a clearing system, the Trustee may have regard to any information provided to it by such clearing system or its operator as to the identity (either individually or by category) of its accountholders with entitlements to such Global Instrument and may consider such interests as if such accountholders were the holders of the Instruments represented by such Global Instrument.

9	Events of Default

Each Global Instrument provides that the Trustee, at its discretion, may, and if so requested by holders of at least one-quarter in nominal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution, shall cause such Global Instrument, or a portion of it, to become due and repayable in the circumstances described in Condition 9 by stating in the notice to the relevant Issuer the principal amount of such Global Instrument which is becoming due and repayable. If principal in respect of any Instrument is not paid when due, only the Trustee may enforce the rights of the Instrumentholders against such Issuer under the terms of the Trust Deed unless the Trustee, having become bound to proceed, fails to do so within a reasonable time and such failure is continuing.

10	Notices

So long as any Instruments are represented by a Global Instrument and such Global Instrument is held on behalf of a clearing system, notices to the holders of Instruments of that Series may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for publication as required by the Conditions or by delivery of the relevant notice to the holder of the Global Instrument.

11	Partly Paid Instruments

The provisions relating to Partly Paid Instruments are not set out in this Prospectus, but will be contained in the relevant Final Terms and so in the Global Instruments. While any instalments of the subscription moneys due from the holder of Partly Paid Instruments are overdue, no interest in a Global Instrument representing such Instruments may be exchanged for an interest in a permanent Global Instrument or for Definitive Instruments (as the case may be). If any Instrumentholder fails to pay any instalment due on any Partly Paid Instruments within the time specified, the relevant Issuer may forfeit such Instruments and shall have no further obligation to their holder in respect of them.

Tradeable Amounts

So long as the Instruments are represented by a temporary Global Instrument or permanent Global Instrument and the relevant clearing system(s) so permit, the Instruments shall be tradeable only in principal amounts of at least the Specified Denomination (or if more than one Specified Denomination, the lowest Specified Denomination) and integral multiples of the Tradeable Amount in excess thereof specified in the relevant Final Terms.

USE OF PROCEEDS
The net proceeds of the issue of each Series of Instruments will be used by the relevant Issuer for its general corporate purposes. If in respect of any particular issue of Instruments, there is a particular identified use of proceeds, this will be stated in the relevant Final Terms.

DESCRIPTION OF NATIONAL GRID GAS HOLDINGS plc
Incorporation and Businesses
National Grid Gas Holdings is the holding company for National Grid Gas. National Grid Gas Holdings’ activities are purely those of a holding company.
National Grid Gas Holdings is the parent undertaking of the National Grid Gas Holdings Group and is an indirectly wholly-owned subsidiary undertaking of National Grid plc. National Grid Gas Holdings is incorporated in England and Wales.
National Grid Gas Holdings was incorporated in England and Wales on 27 November 1998 as a public company limited by shares under the Companies Act 1985. The address of National Grid Gas Holdings’ registered office is 1-3 Strand, London, WC2N 5EH and the telephone number of the registered office is +44 20 7004 3000.
Subsidiaries
The following table shows certain information on National Grid Gas Holdings’ principal subsidiaries as at the date of this Prospectus:

		National Grid Gas
		Holdings’
		Shareholding (either
Name	Country of Incorporation	direct or indirect)
British Transco Capital Inc.	U.S.A. (Delaware)	100%
British Transco Finance (No. 1) Limited	Cayman Islands	100%
British Transco Finance (No. 2) Limited	Cayman Islands	100%
British Transco Finance (No. 3) Limited	England & Wales	100%
British Transco Finance (No. 5) Limited	England & Wales	100%
British Transco Finance Inc.	U.S.A. (Delaware)	100%
British Transco International Finance B.V.	The Netherlands	100%
C4Gas SA	Belgium	47.5%
Joint Radio Company Limited	England & Wales	50%
National Grid Gas plc	England & Wales	100%
Transco Metering Services Limited	England & Wales	100%
Directors
The Directors of National Grid Gas Holdings and their principal activities outside the National Grid Gas Holdings Group are as follows:

	Principal	Principal Activities outside
Name	Occupation	National Grid Gas Holdings Group
Colin Buck	Director	Finance Director of National Grid Gas plc and a director of Fulcrum Connections Limited

	Principal	Principal Activities outside
Name	Occupation	National Grid Gas Holdings Group
Stephen Charles Burrard-Lucas	Director	Group Finance Director of National Grid plc and a director of National Grid Electricity Transmission plc, National Grid Gas Holdings plc, National Grid Gas plc, Lattice Group plc, National Grid Commercial Holdings Ltd, National Grid USA and non executive director of Compass Group plc

Malcolm Charles Cooper	Director	Group Tax and Treasury Director of National Grid plc and a director of British Transco Capital Inc., British Transco Finance Inc, National Grid Commercial Holdings Ltd, Lattice Group International Holdings Ltd, Lattice Group plc, National Grid Investment Co Ltd, National Grid Insurance Company (Isle of Man) Ltd, Telecom International Holdings Ltd and The Association of Corporate Treasurers

Mark Robert Fairbairn	Director	Chief Operating Officer of National Grid Gas plc and NGT Intellectual Property Ltd

Steven John Holliday	Director	Group Director of National Grid plc, Chief Executive Officer of National Grid Gas plc and a director of Lattice Group plc, National Grid Electricity Transmission plc, National Grid USA, National Grid UK Ltd, National Grid Gas plc, National Grid International Limited, NGT Intellectual Property Limited, National Grid UK Ltd and non executive director of Marks and Spencer Group PLC
The business address of the Directors of National Grid Gas Holdings is 1-3 Strand, London WC2N 5EH.
There are no potential conflicts of interest between the duties to National Grid Gas Holdings of each of the Directors listed above and his private interests or other duties.
Recent Developments
On 1 June 2005, National Grid plc announced the completion of the sale of four of its UK regional gas distribution networks for a total cash consideration of £5.8 billion. Subsequently, National Grid plc returned approximately £2 billion of cash to shareholders by way of a B share scheme and share consolidation. The balance of the cash consideration has been used mainly to repay debt in the National Grid Group, with some cash retained in National Grid Gas plc.
On 24 February 2006, National Grid plc announced that it was in discussions concerning a potential transaction with KeySpan Corporation, but that these discussions had yet to be concluded. If agreed, any transaction would be on an all cash basis, funded wholly from borrowings.

DESCRIPTION OF NATIONAL GRID GAS plc
Incorporation and Businesses
National Grid Gas is a licensed gas transporter under the Gas Act 1986, as amended (the “Gas Act”).
National Grid Gas is the parent undertaking of the National Grid Gas Group and is an indirectly wholly-owned subsidiary undertaking of National Grid plc. National Grid Gas is incorporated in England and Wales.
National Grid Gas was incorporated in England and Wales on 1 April 1986 as a public company limited by shares under the Companies Act 1985. The address of National Grid Gas’s registered office is 1-3 Strand, London, WC2N 5EH and the telephone number of the registered office is +44 20 7004 3000.
Business of National Grid Gas plc
National Grid Gas’s UK gas distribution business, following the sales of four of National Grid Gas’s regional gas distribution networks (Scotland, South of England, Wales and West and North of England), currently comprises a network covering the East of England, London, the North-West and the West Midlands. The network distributes gas on behalf of approximately 137 active gas shippers from the NTS to around 11 million consumers and consists of approximately 82,000 miles of distribution pipelines.
Prior to the sales, National Grid Gas’s UK gas distribution business comprised almost all of Great Britain’s gas distribution system. The network consisted of 170,000 miles of distribution pipelines and around 21 million consumers.
The business of National Grid Gas comprises three principal activities:
(i)	owning and operating the high pressure gas national transmission system (“NTS”) in Great Britain (i.e. excluding Northern Ireland), comprising approximately 4,300 miles of high pressure pipe and 25 compressor stations, connecting to eight distribution networks and to third party independent systems for onward transportation of gas to end consumers as well as interconnectors;
(ii)	operating four retained gas distribution networks (“RDNs”), comprising approximately 82,000 miles of distribution pipeline, conveying gas to domestic and industrial/commercial users in central, eastern and north west England; and
(iii)	owning and operating liquefied natural gas (“LNG”) storage facilities.
National Grid Gas holds a gas transporter licence under the Gas Act in respect of each of its NTS and RDN gas transportation activities (i.e. the activities described in (i) and (ii) above). These licences are referred to in this document as the “Licences”.
National Grid Gas’s customers comprise approximately 70 active gas shippers, for whom it transports gas through the NTS and through its RDNs to consumers or through the NTS to other gas transporters’ gas distribution networks for onward conveyance to consumers.
National Grid Gas is responsible for residual energy balancing on the gas transportation system in the UK. This role is given to National Grid Gas under the commercial arrangements governing the UK gas transportation system (the Uniform Network Code). To allow this, the Licences permit National Grid Gas to (and it does) buy gas or rights to use gas systems (including capacity rights) in order to meet anticipated physical requirements for energy balancing on the GB system. In some circumstances National Grid Gas may also sell gas or capacity rights it has bought if it becomes clear that the anticipated physical position will not be required (and may make a profit, or avoid a loss in doing so). The purpose of this activity is not to make a profit, but to balance the system (although National Grid Gas’s price control does incentivise it to keep its costs of system operation to a minimum).
The Licences prohibit National Grid Gas from purchasing or otherwise acquiring gas, gas derivates or capacity rights in respect of the flow of gas for the purposes of resale or other disposition to third parties. As a result, National Grid Gas is prohibited from (i) engaging in any gas “trading” activity (other than in the very limited circumstances broadly related to the need to balance the NTS described above) and (ii) acting as a gas shipper or gas supplier.
National Grid Gas is the parent company of National Grid Metering. National Grid Metering primarily provides gas metering services to National Grid Gas for both (i) industrial and commercial, and (ii) domestic customers throughout Great Britain. The provision of gas metering services to National Grid Gas enables National Grid Gas to discharge National Grid Gas’s obligations in the Licences in respect of metering. Following the sale of four gas distribution networks by National Grid Gas in 2005, National Grid Metering provides metering services to those four gas distribution networks to enable them to discharge the obligations contained in their gas transporter licences in respect of metering. National Grid Metering also provides gas meter reading services to gas suppliers.
Subsidiaries
The following table shows certain information on National Grid Gas’s principal subsidiaries as at the date of this Prospectus:

	Country of	National Grid Gas’s Shareholding
Name	Incorporation	(either direct or indirect)
British Transco Capital Inc.	U.S.A. (Delaware)	100%
British Transco Finance (No. 1) Limited	Cayman Islands	100%
British Transco Finance (No. 2) Limited	Cayman Islands	100%
British Transco Finance (No. 3) Limited	England & Wales	100%
British Transco Finance (No. 5) Limited	England & Wales	100%
British Transco Finance Inc.	U.S.A. (Delaware)	100%
British Transco International Finance B.V.	The Netherlands	100%
C4Gas SA	Belgium	47.5%
Joint Radio Company Limited	England & Wales	50%
National Grid Metering Limited	England & Wales	100%
Directors
The Directors of National Grid Gas and their principal activities outside the National Grid Gas Group are as follows:

Principal Activities outside National
Name	Principal Occupation	Grid Gas Group
Colin Buck	Finance Director	Director of National Grid Gas Holdings plc and Fulcrum Connections Limited

Principal Activities outside National
Name	Principal Occupation	Grid Gas Group
Stephen Charles Burrard-Lucas	Executive Director	Group Finance Director of National Grid plc and a director of National Grid Electricity Transmission plc, National Grid Gas Holdings plc, Lattice Group plc, National Grid Commercial Holdings Ltd, National Grid USA and non executive director of Compass Group plc

Mark Robert Fairbairn	Chief Operating Officer	Director of National Grid Gas Holdings plc and NGT Intellectual Property Ltd.

Steven John Holliday	Chief Executive	Group Director of National Grid plc and a director of Lattice Group plc, National Grid Electricity Transmission plc, National Grid USA, National Grid Gas Holdings plc, National Grid UK Ltd, National Grid Gas plc, National Grid International Limited, NGT Intellectual Property Limited, National Grid UK Ltd and non executive director of Marks and Spencer Group PLC

Christopher John Murray	Director, Operations and Trading None

Roger John Urwin	Chairman	Group Chief Executive of National Grid plc, National Grid USA and a director of National Grid Electricity Transmission plc. Non-executive director of The Special Utilities Investment Trust plc and Utilico Investment Trust plc

Nicholas Paul Winser	Executive Director	Group Director of National Grid plc and a director of National Grid Wireless Ltd, National Grid UK Ltd, National Grid Electricity Transmission plc and National Grid USA
The business address of the Directors of National Grid Gas is 1-3 Strand, London WC2N 5EH.
There are no potential conflicts of interest between the duties to National Grid Gas of each of the Directors listed above and his private interests or other duties.
Regulatory Framework
The supply, transportation and shipping of gas in Great Britain are regulated under the Gas Act. The regimes for gas and electricity are administered in Great Britain by a dedicated regulator, the Gas and Electricity Markets Authority (“GEMA”) through its secretariat, Ofgem which was established by the Utilities Act 2000. In addition, the Health and Safety Executive is responsible for safety-related regulation of the gas transportation and LNG storage businesses.
As indicated above, each of the gas transportation businesses of National Grid Gas is operated pursuant to the Licences which were granted (or treated as granted) under the Gas Act.
The Gas Act and the Licences oblige National Grid Gas in respect of each of National Grid Gas’s businesses of:
(i)	the NTS; and

(ii)	the RDNs (taken as a whole),
to develop, maintain and operate an economic and efficient pipeline system for the conveyance of gas in Great Britain. These obligations also require National Grid Gas to comply, so far as it is economical for it to do so, with all reasonable requests to connect to the respective systems and convey gas by means of those systems to any premises or other pipeline system. National Grid Gas must also facilitate competition in the supply of gas in Great Britain.
The Licences set out the responsibilities of each business in respect of charging, system access/use of system, price controls, metering and other specific obligations required for the proper functioning of the relevant activity. The Licences also require National Grid Gas to conduct each of its transportation businesses in the manner best calculated to secure that neither the NTS/RDN (or any affiliate or related undertaking), any gas shipper or supplier nor any other gas transporter operating a distribution network obtains an unfair commercial advantage including, in particular, any advantage from a preferential or discriminatory arrangement.
The Licences can only be amended either in accordance with (i) the procedures contained in the Licences themselves or (ii) the Gas Act. The Licences are to continue in force until determined by not less than 10 years’ notice in writing given by GEMA (such notice not to be served earlier than 22nd August 2011) or otherwise revoked in accordance with the terms of the Licences (such as in the event of financial default).
Each of the Licences contains conditions which have the effect of “ring fencing” each of the NTS and RDN businesses. These include:
(i)	prohibiting National Grid Gas from carrying on activities other than those permitted by the Licences;
(ii)	requiring that each business has sufficient managerial and financial resources available to it to conduct the relevant licensed activities;
(iii)	requiring National Grid Gas to maintain an investment grade issuer credit rating;
(iv)	prohibiting National Grid Gas from creating indebtedness (except in limited circumstances) other than on an arm’s length basis on normal commercial terms for one of its permitted purposes;
(v)	prohibiting the creation of “cross-default” obligations; and
(vi)	prohibiting either the NTS or the RDN business from giving or receiving any cross-subsidy from any other group business.
If National Grid Gas is in default of any of the “ring fence” obligations, it is prohibited from declaring and paying a dividend. In October 2002, GEMA consented to National Grid Gas making loans to National Grid Gas Holdings. This consent was renewed by GEMA in May 2005. As a result, National Grid Gas Holdings is subject to a number of the “ring fencing” conditions of the Licences as if it were itself the holder of those Licences.
The Licences also contain “business separation” conditions requiring National Grid Gas to maintain appropriate managerial and operational independence of the transportation businesses of the NTS and RDN from each other in order to ensure that each business complies with the obligations not to confer any unfair commercial advantage or cross-subsidy on the other. This is backed up by specific requirements on the manner in which the NTS and RDN businesses must interact with one another.
The Gas Act provides that GEMA may impose legally enforceable orders or financial penalties on National Grid Gas for contravening conditions of the Licences or contravening a relevant requirement of that Act or the Utilities Act 2000.

The level of revenue which each of the NTS and RDN transportation business may receive from the supply of gas transportation services is set out in the price control conditions contained in the respective Licences. These are set for a period of five years by GEMA, either with the agreement of National Grid Gas or after referral to the Competition Commission. The current price control was initially expected to run for five years from 1 April 2002. Each price control is set taking account of, among other things, an assessment of National Grid Gas’s operating costs, capital expenditure, cost of capital (currently set at a real pre-tax rate of 6.25 per cent.) and transportation volumes.
Recent Developments
National Grid Gas is currently involved in a review of the price control conditions in respect of the NTS with Ofgem. It is intended that the revised price control in respect of the NTS will operate for five years from 1st April 2007 to align with the price control which applies to National Grid Electricity Transmission under its electricity transmission licence.
Ofgem intends to extend the price controls applicable to the RDNs for one year until 31 March 2008 and National Grid Gas is currently involved in a review of these price control conditions with Ofgem.
On 1 June 2005, National Grid plc announced the completion of the sale of four of its UK regional gas distribution networks for a total cash consideration of £5.8 billion. Subsequently, National Grid plc returned approximately £2 billion of cash to shareholders by way of a B share scheme and share consolidation. The balance of the cash consideration has been used mainly to repay debt in the National Grid Group, with some cash retained in National Grid Gas plc.
On 24 February 2006, National Grid plc announced that it was in discussions concerning a potential transaction with KeySpan Corporation, but that these discussions had yet to be concluded. If agreed, any transaction would be on an all cash basis, funded wholly from borrowings.

UNITED KINGDOM TAXATION
The following is a summary of the United Kingdom withholding taxation treatment at the date hereof in relation to payments of principal and interest in respect of the Instruments. The comments do not deal with other United Kingdom tax aspects of acquiring, holding or disposing of Instruments. The comments relate only to the position of persons who are absolute beneficial owners of the Instruments. Prospective Instrumentholders should be aware that the particular terms of issue of any series of Instruments as specified in the relevant Final Terms may affect the tax treatment of that and other series of Instruments. The following is a general guide and should be treated with appropriate caution. Instrumentholders who are in any doubt as to their tax position should consult their professional advisers. Instrumentholders who may be liable to taxation in jurisdictions other than the United Kingdom in respect of their acquisition, holding or disposal of the Instruments are particularly advised to consult their professional advisers as to whether they are so liable (and if so under the laws of which jurisdictions), since the following comments relate only to certain United Kingdom taxation aspects of payments in respect of the Instruments. In particular, Instrumentholders should be aware that they may be liable to taxation under the laws of other jurisdictions in relation to payments in respect of the Instruments even if such payments may be made without withholding or deduction for or on account of taxation under the laws of the United Kingdom.
(A)	UK Withholding Tax on UK Source Interest
1.	The Instruments issued by an Issuer which carry a right to interest will constitute “quoted Eurobonds” provided they are and continue to be listed on a recognised stock exchange within the meaning of section 841 of the Income and Corporation Taxes Act 1988. On the basis of HM Revenue and Customs’ published interpretation of the relevant legislation, securities which are to be listed on a stock exchange in a country which is a Member State of the European Union or which is part of the European Economic Area will satisfy this requirement if they are listed by a competent authority in that country and are admitted to trading on a recognised stock exchange in that country; securities which are to be listed on a stock exchange in any other country will satisfy this requirement if they are admitted to trading on a recognised stock exchange in that country. The London Stock Exchange is a recognised stock exchange for these purposes. Whilst the Instruments are and continue to be quoted Eurobonds, payments of interest of on the Instruments may be made without withholding or deduction for or on account of United Kingdom income tax.

2.	In all cases falling outside the exemption described above, interest on the Instruments may fall to be paid under deduction of United Kingdom income tax at the lower rate (currently 20%) subject to such relief as may be available under the provisions of any applicable double taxation treaty or to any other exemption which may apply. However, this withholding will not apply if the relevant interest is paid on Instruments with a maturity date of less than one year from the date of issue and which are not issued under arrangements the effect of which is to render such Instruments part of a borrowing with a total term of a year or more.
(B)	Provision of Information
Instrumentholders should note that where any interest on Instruments is paid to them (or to any person acting on their behalf) by the relevant Issuer or any person in the United Kingdom acting on behalf of such Issuer (a “paying agent”), or is received by any person in the United Kingdom acting on behalf of the relevant Instrumentholder (other than solely by clearing or arranging the clearing of a cheque) (a “collecting agent”), then the relevant Issuer, the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to HM Revenue and Customs details of the payment and certain details relating to the Instrumentholder (including the Instrumentholder’s name and address).

These provisions will apply whether or not the interest has been paid subject to withholding or deduction for or on account of United Kingdom income tax and whether or not the Instrumentholder is resident in the United Kingdom for United Kingdom taxation purposes. Where the Instrumentholder is not so resident, the details provided to HM Revenue and Customs may, in certain cases, be passed by HM Revenue and Customs to the tax authorities of the jurisdiction in which the Instrumentholder is resident for taxation purposes.
With effect from 6 April 2006 the provisions referred to above may also apply, in certain circumstances, to payments made on redemption of any Instruments where the amount payable on redemption is greater than the issue price of the Instruments.
(C)	Other Rules Relating to United Kingdom Withholding Tax
1.	Instruments may be issued at an issue price of less than 100 per cent, of their principal amount. Any discount element on any such Instruments should not generally be subject to any United Kingdom withholding tax pursuant to the provisions mentioned in A above, but may be subject to reporting requirements as outlined in B above.

2.	Where Instruments are to be, or may fall to be, redeemed at a premium, as opposed to being issued at a discount, then any such element of premium may constitute a payment of interest. Payments of interest are subject to United Kingdom withholding tax and reporting requirements as outlined above.

3.	Where interest has been paid under deduction of United Kingdom income tax, Instrumentholders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in any applicable double taxation treaty.

4.	The references to “interest” above mean “interest” as understood in United Kingdom tax law. The statements above do not take any account of any different definitions of “interest” or “principal” which may prevail under any other law or which may be created by the terms and conditions of the Instruments or any related documentation.

5.	The above description of the United Kingdom withholding tax position assumes that there will be no substitution of an Issuer pursuant to Condition 11.3 of the Instruments and does not consider the tax consequences of any such substitution.
(D)	EU Savings Directive
Under EU Council Directive 2003/48/EC on the taxation of savings income, each Member State is required, from 1 July 2005, to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.
Also with effect from 1 July 2005, a number of non-EU countries, and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

PLAN OF DISTRIBUTION
Summary of Agreement
Subject to the terms and on the conditions contained in an Amended and Restated Dealer Agreement dated 24 February 2006 (as amended or supplemented from time to time) between the Issuers, the Permanent Dealers and the Arranger (the “Dealer Agreement”), the Instruments will be offered on a continuous basis by each of the Issuers to the Permanent Dealers. However, each of the Issuers has reserved the right to issue Instruments directly on its own behalf to dealers which are not Permanent Dealers. The Instruments may also be issued by each of the Issuers through the Dealers, acting as agents of the relevant Issuer. The Dealer Agreement also provides for Instruments to be issued in syndicated Tranches which are jointly and severally underwritten by two or more Dealers. The commissions in respect of an issue of Instruments on a syndicated basis will be stated in the relevant Final Terms. Each of the Issuers has agreed to indemnify the Dealers against certain liabilities in connection with the offer and sale of the Instruments.
Selling Restrictions
United States
The Instruments have not been and will not be registered under the United States Securities Act of 1933 as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.
Instruments in bearer form having a maturity of more than one year are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations under it.
Each Dealer has agreed that, except as permitted by the Dealer Agreement, it will not offer, sell or deliver the Instruments of any identifiable Tranche, (i) as part of their distribution at any time or (ii) otherwise until 40 days after completion of the distribution of such Tranche as determined, and certified to the relevant Issuer, by the Issuing and Paying Agent, or in the case of Instruments issued on a syndicated basis, the Arranger, within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each dealer to which it sells Instruments during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Instruments within the United States or to, or for the account or benefit of, U.S. persons.
In addition, until 40 days after the commencement of the offering, an offer or sale of Instruments within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Instruments to the public in circumstances in which the denominations relating to such offer is less than €50,000 (or its equivalent in any other currency as at the date of issue of the Instruments) in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of Instruments to the public in that Relevant Member State:

(a)	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those Instruments which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;
(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or
(d)	at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of Instruments to the public” in relation to any Instruments in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Instruments to be offered so as to enable an investor to decide to purchase or subscribe the Instruments, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
United Kingdom
Each Dealer has represented, warranted and agreed that:
(a)	in relation to any Instruments which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Instruments other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Instruments would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;
(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Instruments in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and
(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Instruments in, from or otherwise involving the United Kingdom.
Japan
The Instruments have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”). Accordingly, each of the Dealers has represented, warranted and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Instruments in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the Securities and Exchange Law and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organised under the laws of Japan.
General
These selling restrictions may be modified by the agreement of the relevant Issuer and the Dealers following a change in a relevant law, regulation or directive. Any such modification will be set out in the Final Terms issued in respect of the issue of Instruments to which it relates or in a supplement to this Prospectus.
No action has been or will be taken in any country or jurisdiction by the relevant Issuers or the Dealers that would permit a public offering of Instruments, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Persons into whose hands this Prospectus or any Final Terms comes are required by the Issuers and the Dealers to comply with all applicable laws and regulations in each country or jurisdiction in or from which they purchase, offer, sell or deliver Instruments or have in their possession or distribute such offering material, in all cases at their own expense.
Each Dealer has agreed that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers Instruments or has in its possession or distributes this Prospectus, any other offering material or any Final Terms and neither the Issuers nor any other Dealer shall have responsibility for such material.

FORM OF FINAL TERMS
The Final Terms in respect of each Tranche of Instruments will be substantially in the following form, duly supplemented (if necessary), amended (if necessary) and completed to reflect the particular terms of the relevant Instruments and their issue. Text in this section appearing in italics does not form part of the form of the Final Terms but denotes directions for completing the Final Terms.
Final Terms dated [•]
[NATIONAL GRID GAS HOLDINGS PLC/NATIONAL GRID GAS PLC]*
Issue of [Aggregate Nominal Amount of Tranche] [Title of Instruments]
under the Euro 10,000,000,000 Euro Medium Term Note Programme
PART A — CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 24 February 2006 [and the supplemental Prospectus dated [•]] which constitute[s] a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”). This document constitutes the Final Terms of the Instruments described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus [as so supplemented]. Full information on the Issuer and the offer of the Instruments is only available on the basis of the combination of these Final Terms and the Prospectus. The Prospectus [and the Supplementary Prospectus] [is/are] available for viewing at, and copies may be obtained from, [the registered address of the Issuer at 1-3 Strand, London WC2N 5EH and the office of the Issuing and Paying Agent at Trinity Tower, 9 Thomas More Street, London E1W 1YT] and are available for viewing on the website of Regulatory News Services operated by the London Stock Exchange at www. londonstockexchange. com/en-gb/pricesnews/marketnews.
The following alternative language applies if the first Tranche of an issue which is being increased was issued under a Prospectus with an earlier date.
Terms used herein shall be deemed to be defined as such for the purposes of the Conditions (the “Conditions”) set forth in the Prospectus dated [original date] [and the supplemental Prospectus dated [•]]. This document constitutes the Final Terms of the Instruments described herein for the purposes of Article 5.4 of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”) and must be read in conjunction with the Prospectus dated [current date] [and the supplemental Prospectus dated [•]], which [together] constitute[s] a base prospectus for the purposes of the Prospectus Directive, save in respect of the Conditions which are extracted from the Prospectus dated [original date] [and the Supplementary Prospectus dated [•]] and are attached hereto. Full information on the Issuer and the offer of the Instruments is only available on the basis of the combination of these Final Terms and the Prospectuses dated [original date] and [current date] [and the Supplementary Prospectuses dated [•] and [•]].The Prospectus [and the Supplementary Prospectus] [is/are] available for viewing at, and copies may be obtained from, [the registered address of the Issuer at 1-3 Strand, London WC2N 5EH and the office of the Issuing and Paying Agent at Trinity Tower, 9 Thomas More Street, London E1W 1YT] and are available for viewing on the website of Regulatory News Services operated by the London Stock Exchange at www. londonstockexchange. com/en-gb/pricesnews/marketnews.

*	Delete as applicable

[Include whichever of the following apply or specify as “not Applicable” (N/A). Instrument that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or sub-paragraphs.]
[When completing final terms or adding any other final terms or information consideration should be given as to whether such terms or information constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1	(i)	Issuer:	[National Grid Gas Holdings pic/National Grid Gas plc][1]

2	(i)	Series Number:	[•]

	[(ii)	Tranche Number:	[•]

(If fungible with an existing Series, details of that Series, including the date on which the Instruments become fungible).]

3	Specified Currency or Currencies:		[•]

4	Aggregate Nominal Amount:		[•]

	[(i)]	Series:	[•]

	[(ii)	Tranche:	[•]]

5	Issue Price:		[•] per cent of the Aggregate Nominal Amount [plus accrued interest from [insert date] (if applicable)]

6	Specified Denominations:		[•][2]

[•]

7	[(i)]	Issue Date:	[•]

	[(ii)]	Interest Commencement Date:	[•]

8	Maturity Date:		[specify date or (for Floating Rate Instruments) Interest Payment Date falling in or nearest to the relevant month and year]

9	Interest Basis:		[[•] per cent. Fixed Rate]
[[specify reference rate] +/- [•] per cent. Floating Rate]
[Zero Coupon]
[Index Linked Interest]
[Other (specify)]
(further particulars specified below)

10	Redemption/Payment Basis:		[Redemption at par]
[Index Linked Redemption]
[Dual Currency]
[Partly Paid]
[Instalment]
[Other (specify)]

[N.B. If the Final Redemption Amount is less than

[1]	Delete as applicable

[2]	Instruments which have a maturity of less than one year must have a minimum denomination of £100,000 (or it equivalent in other currencies)

100% of the nominal value, the Notes will constitute derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation No. 809/2004 will apply and the Issuer will prepare and publish a supplement to the Prospectus.]

11	Change of Interest or Redemption/Payment Basis:		[Specify details of any provision for convertibility of Instruments into another interest or redemption/ payment basis]

12	Put/Call Options:		[Investor Put]
[Issuer Call]
[(further particulars specified below)]

13	(i)	Status of the Instruments:	Senior

	(ii)	Date [Board] approval for	[•]
	issuance	of Instruments obtained:	(N.B Only relevant where Board (or similar) authorisation is required for the particular tranche of Instruments)]

14	Method of distribution:		[Syndicated/Non-syndicated]

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15	Fixed Rate Instrument Provisions		Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Rate[(s)] of Interest:	[•] per cent. per annum [payable [annually/semi- annually/quarterly/monthly] in arrear]

	(ii)	Interest Payment Date(s):	[•] in each year

	(iii)	Fixed Coupon Amount[(s)]:	[•] per [•] in Nominal Amount

	(iv)	Broken Amount(s):	[Insert particulars of any initial or final broken interest amounts which do not correspond with the Fixed Coupon Amount[(s)]]

	(v)	Day Count Fraction (Condition 3.2.4(i)):	[30/360 / Actual/Actual ([ICMA]/ISDA)/other]

	(vi)	Determination Dates (Condition 3.2.4(i)):	[•] in each year (insert regular interest payment dates, ignoring issue date or maturity date in the case of a long or short first or last coupon. N.B. only relevant where Day Count Fraction is Actual/Actual ([ICMA]))

	(vii)	Other terms relating to the method of calculating interest for Fixed Rate Instruments:	[Not Applicable/give details]

16	Floating Rate Instrument Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Interest Period(s):	[•]

	(ii)	Specified Interest Payment Dates:	[•]

(iii)	Business Day Convention:		[Floating Rate Convention/ Following Business Day Convention/ Modified Following Business Day Convention/ Preceding Business Day Convention/ other (give details)]

(iv)	Business Centre(s) (Condition 3.2.4(i)):		[•]

(v)	Manner in which the Rate(s) of Interest is/are to be determined:		[Screen Rate Determination/ISDA Determination/other (give details)]

(vi)	Interest Period Date(s):		[Not Applicable/specify dates]

(vii)	Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the Calculation Agent):		[•]

(viii)	Screen Rate Determination (Condition 3.2.3(B)):

	-	Relevant Time:	[•]

	-	Interest Determination Date(s):	[[•] [TARGET] Business Days in [specify city] for [specify currency] prior to [the first day in each Interest Accrual Period/each Interest Payment Date]]

	-	Primary Source for Floating Rate:	[Specify relevant screen page or “Reference Banks"]

	-	Reference Banks (if Primary Source is “Reference Banks”):	[Specify five]

	-	Relevant Financial Centre:	[The financial centre most closely connected to the Benchmark — specify if not London]

	-	Benchmark:	[LIBOR, LIBID, LIMEAN, EURIBOR or other benchmark]

	-	Representative Amount:	[Specify if screen or Reference Bank quotations are to be given in respect of a transaction of a specified notional amount]

	-	Effective Date:	[Specify if quotations are not be obtained with effect from commencement of Interest Accrual Period]

	-	Specified Duration:	[Specify period for quotation if not duration of Interest Accrual Period]

(ix)	ISDA Determination (Condition 3.2.3(A)):

	-	Floating Rate Option:	[•]

	-	Designated Maturity:	[•]

	-	Reset Date:	[•]

	-	ISDA Definitions: (if different from those set out in the Conditions)	[•]

(x)	Margin(s):		[+/-][•] Per cent. Per annum

	(xi)	Minimum Rate of Interest:	[•] per cent. per annum

	(xii)	Maximum Rate of Interest:	[•] per cent. per annum

	(xiii)	Day Count Fraction (Condition 3.2.4(i)):	[•]

	(xvi)	Rate Multiplier:	[•]

	(xv)	Fall back provisions, rounding provisions, denominator and any other terms relating to the method of calculating interest on Floating Rate Instruments, if different from those set out in the Conditions:	[•]

17	Zero Coupon Instrument Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Amortisation Yield (Condition 5.4):	[•] per cent. per annum

	(ii)	Day Count Fraction (Condition 3.2.4(i)):	[•]

	(iii)	Any other formula/basis of determining amount payable:	[•]

18	Index-Linked Interest Instrument		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Index/Formula:	[give or annex details]

	(ii)	Interest Rate:	[•]

	(iii)	Party responsible for calculating the Rate(s) of Interest, Interest Amount and Redemption Amount(s) (if not the Calculation Agent):	[•]

	(iv)	Provisions for determining Coupon where calculation by reference to Index and/or Formula is impossible or impracticable:	[•]

	(v)	Specified Interest Payment Dates:	[•]

	(vi)	First Interest Payment Date:	[•]

	(vii)	Interest Period(s):	[•]

	(viii)	Business Day Convention:	[Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/other (give details)]

	(ix)	Minimum Indexation Factor:	[Not Applicable/specify]

	(x)	Business Centre(s) (Condition 3.2.4(i)):	[•]

	(xi)	Maximum Indexation Factor:	[Not Applicable/specify]

	(xii)	Limited Indexation Month(s) or Period for calculation of Limited Indexation Factor:	[•] per cent per annum

	(xiii)	Base Index Figure (Condition 4.1):	[•]

	(xiv)	Day Count Fraction (Condition 3.2.4(i)):	[•]

	(xv)	“Index” or “Index Figure” (Condition 4.1):	Sub-paragraph [(i)/(ii) (iii)] of the definition of “Index” or “Index Figure” as set out in Condition 4.1 shall apply

	(xvi)	Reference Gilt:	[•]

19	Dual Currency Instrument Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Rate of Exchange/method of calculating Rate of Exchange:	[give details]

	(ii)	Calculation Agent, if any, responsible for calculating the principal and/or interest due:	[•]

	(iii)	Provisions applicable where calculation by reference to Rate of Exchange impossible or impracticable:	[•]

	(iv)	Person at whose option Specified Currency(ies) is/are payable:	[•]

	(v)	Day Count Fraction (Condition 3.2.4(i)):	[•]

PROVISIONS RELATING TO REDEMPTION

20	Call Option[1]		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Optional Redemption Date(s):	[•]

	(ii)	Optional Redemption Amount(s) of each Instrument and method, if any, of calculation of such amount(s):	[•] per Instrument of [•] specified denomination

	(iii)	If redeemable in part:

		(a) Minimum nominal amount to be redeemed:	[•]

		(b) Maximum nominal amount to be redeemed:	[•]

	(iv)	Option Exercise Date(s):	[•]

	(v)	Notice period (if other than as set	[•]

[1]	[This does not include the tax call in Condition 5.2]

out in the Conditions)

21	Put Option		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Optional Redemption Date(s):	[•]

	(ii)	Optional Redemption Amount(s) of each Instrument and method, if any, of calculation of such amount(s):	[•] per Instrument of [•] specified denomination

	(iii)	Option Exercise Date(s):	[•]

	(iii)	Notice period (if other than as set out in the Conditions)	[•]

	(iv)	Option Period	[•]

22	Final Redemption Amount of each Instrument		[[•] per Instrument of [•] specified denomination /other/see Appendix]

[If the Final Redemption Amount is linked to an underlying reference or security, the Notes will constitute derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation No. 809/2004 will apply and the Issuer will prepare and publish a supplement to the Prospectus which shall constitute a supplementary prospectus pursuant to Prospectus Rule 3-4 and Section 876 of the FSMA.]

In cases where the Final Redemption Amount is Index-Linked:

	(i)	Index/Formula:	[give or annex details]

	(ii)	Calculation Agent responsible for calculating the Final Redemption Amount:	[•]

	(iii)	Provisions for determining Final Redemption Amount where calculated by reference to Index and/or Formula and/or other variable:	[•]

	(iv)	Determination Date(s):	[•]

	(v)	Provisions for determining Final Redemption Amount where calculation by reference to Index and/or Formula and/or other variable is impossible or impracticable or otherwise disrupted:	[•]

	(vi)	Payment Date:	[•]

	(vii)	Minimum Final Redemption Amount:	[•]

	(viii)	Maximum Final Redemption Amount:	[•]

23	Early Redemption Amount

	(i)	Early Redemption Amount(s) of each Instrument payable on redemption for taxation reasons (Condition 5.2) or on Event of Default (Condition 9) or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):	[•]

	(ii)	Redemption for taxation reasons permitted on days other than Interest Payment Dates (Condition 5.2)	[Yes/No]

	(iii)	Unmatured Coupons to become void upon early redemption (Condition 6.5)	[Yes/No/Not Applicable]

GENERAL PROVISIONS APPLICABLE TO THE INSTRUMENTS

24	Form of Instruments:		Bearer Instruments:

[Temporary Global Instrument exchangeable for a permanent Global Instrument which is exchangeable for Definitive Instruments on 60 [•] days’ notice/at any time/in the limited circumstances specified in the Permanent Global Instrument]

[Temporary Global Instrument exchangeable for Definitive Instruments on 40 [•] days’ notice]

[Permanent Global Instrument exchangeable for Definitive Instruments on 60 [•] days’ notice/at any time/in the limited circumstances specified in the permanent Global Instrument]

25	Financial Centre(s) or other special provisions relating to Payment Dates (Condition 6.6):		[Not Applicable/give details. Note that this item relates to the date and place of payment, and not interest period end dates, to which items 16(iv) and 18(x) relate]

26	Applicable TEFRA exemption:		[C Rules/D Rules/Not Applicable]

27	Talons for future Coupons or Receipts to be attached to Definitive Instruments (and dates on which such Talons mature):		[Yes/No. If yes, give details]

28	Details relating to Partly Paid Instruments: amount of each payment comprising the Issue Price and date on which each payment is to be made and		[Not Applicable/give details]

consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Instruments and interest due on late payment:

29	Details relating to Instalment Instruments:		[Not Applicable/give details]

	-	Amount of each instalment:	[•]

	-	Date on which each payment is to be made:	[•]

	-	Maximum Instalment Amount:	[•]

	-	Minimum Instalment Amount:	[•]

30	Redenomination, renominalisation and reconventioning provisions:		[Not Applicable/give details]

31	Consolidation provisions:		[Not Applicable/give details]

32	Other final terms:		[Not Applicable/give details]

(When adding any other final terms consideration should be given as to whether such terms constitute a “significant new factor” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.)

DISTRIBUTION

33	(i)	If syndicated, names of Managers:	[Not Applicable/give names]

	(ii)	Stabilising Manager(s) (if any):	[Not Applicable/give name]

34	If non-syndicated, name of Dealer:		[Not Applicable/give name]

35	Additional selling restrictions:		[Not Applicable/give details]
[LISTING AND ADMISSION TO TRADING APPLICATION
These Final Terms comprise the final terms required to list and have admitted to trading the issue of Instruments described herein pursuant to the Euro Medium Term Note Programme of National Grid Gas Holdings plc and National Grid Gas plc.]
RESPONSIBILITY
The Issuer accepts responsibility for the information contained in these Final Terms. [[•] has been extracted from [•]. The Issuer confirms that such information has been accurately reproduced and that, so far as it is aware, and is able to ascertain from information published by [•], no facts have been omitted which would render the reproduced inaccurate or misleading.]
Signed on behalf of the Issuer:

By:
Duly authorised

PART B — OTHER INFORMATION*

1	LISTING

	(i)	Listing:	[London/other (specify)/None]

	(ii)	Admission to trading:	[Application has been made for the Instruments to be admitted to trading on [•] with effect from [•].] [Not Applicable.]

	(iii)	Estimate of total expenses related to admission to trading:	[•]

2	RATINGS

	Ratings:		The Instruments to be issued have been rated:

[S&P: [ • ]]
[Moody’s: [•]]
[[Other]: [•]]

(The above disclosure should reflect the rating allocated to Instruments of the type being issued under the Programme generally or, where the issue has been specifically rated, that rating.)
3	NOTIFICATION

The Financial Services Authority [has been requested to provide/has provided — include first alternative for an issue which is contemporaneous with the update of the Programme and the second alternative for subsequent issues] the [include names of competent authorities of host Member States] with a certificate of approval attesting that the Prospectus has been drawn up in accordance with the Prospectus Directive.

4	[INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Need to include a description of any interest, including conflicting ones, that is material to the issue/offer, detailing the persons involved and the nature of the interest. May be satisfied by the inclusion of the following statement:
“So far as the Issuer is aware, no person involved in the offer of the Instruments has an interest material to the offer.”]

5	[REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	[(i)]	Reasons for the offer	[•]

	[(ii)]	Estimated net proceeds:	[•]

(If proceeds are intended for more than one use will need to split out and present in order of priority. If proceeds insufficient to fund all proposed uses state amount and sources of other funding.)

	[(iii)]	Estimated total expenses:	[•] [Include breakdown of expenses.]

*	If an issue of Instruments is (i) NOT admitted to trading on a regulated market within the European Economic Area and (ii) only offered in the European Economic Area in circumstances where a prospectus is not required to be published under the Prospectus Directive the Issuer may elect to amend and/or delete certain of the above paragraphs of Part B.

(Only necessary to include disclosure of net proceeds and total expenses at (ii) and (iii) above where disclosure is included at (i) above.)]

6	[Fixed Rate Instruments only — YIELD

	Indication of yield:	[•] The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.]
7	[Index-Linked Instruments only — PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE AND OTHER INFORMATION CONCERNING THE UNDERLYING

Need to include details of where past and future performance and volatility of the index/formula/other variable can be obtained. Where the underlying is an index need to include the name of the index and a description if composed by the Issuer and if the index is not composed by the Issuer need to include details of where the information about the index can be obtained. Where the underlying is not an index need to include equivalent information.]

8	[Dual Currency Instruments only — PERFORMANCE OF RATE[S] OF EXCHANGE

Need to include details of where past and future performance and volatility of the relevant rate[s] can be obtained.]

9	OPERATIONAL INFORMATION

	ISIN Code:	[•]

	Common Code:	[•]

	Any clearing system(s) other than Euroclear Bank S.A./N.V. and Clearstream Banking société anonyme and the relevant address(es) and identification number(s):	[Not Applicable/give name(s) and number(s) [and address(es)]]

	Delivery:	Delivery [against/free of] payment

	Names and addresses of additional Paying Agent(s) (if any):	[•]

10	GENERAL

	Tradeable Amount:	So long as the Instruments are represented by a Global
Instrument and [specify relevant clearing system(s)] so permit, the Instruments shall be tradeable in minimum principal amounts of [€50,000]/[•] and integral multiples of [•] (the “Tradeable Amount”) in addition thereto.

	The aggregate principal amount of Instruments issued has been translated into Euro at the rate of [•], producing a sum of (for Instruments not denominated in Euro):	[Not Applicable/[[Euro]][•]]

	Additional steps that may only be taken following approval by an Extraordinary Resolution in accordance with Condition 11.1:	[Not Applicable/give details]

GENERAL INFORMATION
(1)	The admission of the Programme to listing on the Official List and to trading on the Market is expected to take effect on or about 1 March 2006. The listing of the Instruments on the Official List will be expressed as a percentage of their nominal amount (exclusive of accrued interest). Any Tranche of Instruments intended to be admitted to listing on the Official List and admitted to trading on the Market will be so admitted to listing and trading upon submission to the UK Listing Authority and the London Stock Exchange (in accordance with their rules and procedures) of the relevant Final Terms and any other information required by the UK Listing Authority and the London Stock Exchange, subject in each case to the issue of the relevant Instruments. Prior to official listing, dealings will be permitted by the Market in accordance with its rules. Transactions will normally be effected for delivery on the third working day in London after the day of the transaction.

However, Instruments may be issued pursuant to the Programme which will not be admitted to listing, trading and/or quotation by the UK Listing Authority or the Market or any other listing authority, stock exchange and/or quotation system or which will be admitted to listing, trading and/or quotation by such listing authority, stock exchange and/or quotation system as the relevant Issuer and the relevant Dealer(s) may agree.

(2)	National Grid Gas Holdings has obtained all necessary consents, approvals and authorisations in the United Kingdom in connection with the issue and performance of the Instruments.

(3)	National Grid Gas has obtained all necessary consents, approvals and authorisations in the United Kingdom in connection with the issue and performance of the Instruments.

(4)	The establishment of the Programme was authorised by a resolution of the Finance Committee of the Board of Directors of National Grid Gas Holdings passed on 17 July 2003. The update of the Programme was authorised by a resolution of the Finance Committee of the Board of Directors of National Grid Gas Holdings passed on 25 April 2005.

(5)	The establishment of the Programme was authorised by a resolution of the Finance Committee of the Board of Directors of National Grid Gas passed on 17 July 2003. The update of the Programme was authorised by a resolution of the Finance Committee of the Board of Directors of National Grid Gas passed on 25 April 2005.

(6)	Instruments have been accepted for clearance through the Euroclear and Clearstream, Luxembourg. The appropriate common code and the International Securities Identification Number in relation to the Instruments of each Series will be specified in the relevant Final Terms relating thereto. The relevant Final Terms shall specify any other clearing system(s) as shall have accepted the relevant Instruments for clearance together with any further appropriate information. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium and the address of Clearstream, Luxembourg is 42 Avenue JF Kennedy, L-1855 Luxembourg.

(7)	There are no, nor have there been any, governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which National Grid Gas Holdings is aware) during the 12 months preceding the date of this Prospectus which may have, or have had in the recent past a significant effect on the financial position or profitability of National Grid Gas Holdings or of the National Grid Gas Holdings Group.

(8)	There are no, nor have there been any, governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which National Grid Gas is aware) during the 12 months preceding the date of this Prospectus which may have, or have had in the recent past a significant effect on the financial position or profitability of National Grid Gas or of the National Grid Gas Group.

(9)	Save as disclosed in the section entitiled “Description of National Grid Gas Holdings plc - Recent Developments” on page 54, there has been no significant change in the financial or trading position of the National Grid Gas Holdings Group since 31 March 2005 and no material adverse change in the prospects of National Grid Gas Holdings or the National Grid Gas Holdings Group since 31 March 2005.

(10)	Save as disclosed in the section entitiled “Description of National Grid Gas plc - Recent Developments” on page 59, there has been no significant change in the financial or trading position of the National Grid Gas Group since 31 March 2005 and no material adverse change in the prospects of National Grid Gas or the National Grid Gas Group since 31 March 2005.

(11)	PricewaterhouseCoopers LLP (chartered accountants and registered auditors authorised and regulated by the Financial Services Authority) has audited the accounts of the National Grid Gas Holdings Group for the years ended 31 March 2004 and 31 March 2005, in accordance with United Kingdom generally accepted auditing standards and reported thereon, respectively, without qualification.

(12)	PricewaterhouseCoopers LLP (chartered accountants and registered auditors authorised and regulated by the Financial Services Authority) has audited the accounts of the National Grid Gas Group for the years ended 31 March 2004 and 31 March 2005, in accordance with United Kingdom generally accepted auditing standards and reported thereon, respectively, without qualification.

(13)	Each Instrument, Receipt, Coupon and Talon will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code”.

(14)	For a period of 12 months following the date of this Prospectus, copies of the following documents may be inspected during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted), for inspection at the offices of JPMorgan Chase Bank at Trinity Tower, 9 Thomas More Street, London E1 W 1 YT:
(i)	a copy of this Prospectus with any supplement to this Prospectus or further Prospectus;

(ii)	the Memorandum and Articles of Association of National Grid Gas Holdings;

(iii)	the Memorandum and Articles of Association of National Grid Gas;

(iv)	the audited consolidated accounts of National Grid Gas Holdings for the years ended 31 March 2004 and 31 March 2005, together with the audit report thereon;

(v)	the audited consolidated accounts of National Grid Gas for the years ended 31 March 2004 and 31 March 2005, together with the audit report thereon; and
In addition, this Prospectus is and, in the case of Instruments to be admitted to the Official List and admitted to trading on the Market, the relevant Final Terms will be, available on the website of the Regulatory News Service operated by the London Stock Exchange at www.londonstockexchange.com/en-gb/pricesnews/marketnews.

REGISTERED OFFICE OF THE ISSUERS
1-3 Strand
London WC2N 5EH
THE TRUSTEE
The Law Debenture Trust Corporation p.l.c.
Fifth Floor
100 Wood Street
London EC2V 7EX
THE ARRANGER
HSBC Bank plc
8 Canada Square
London E14 5HQ
THE DEALERS

Barclays Bank PLC	Credit Suisse Securities (Europe) Limited
5 The North Colonnade Canary Wharf London E14 4BB	One Cabot Square London E14 4QJ

Deutsche Bank AG, London Branch Winchester House 1 Great Winchester Street London EC2N 2DB	HSBC Bank plc 8 Canada Square London E14 5HQ

J.P. Morgan Securities Ltd. 125 London Wall London EC2Y 5AJ	Mizuho International plc Bracken House One Friday Street London EC4M 9JA
The Royal Bank of Scotland plc
135 Bishopsgate
London EC2M 3UR
LEGAL ADVISERS
To the Issuers
Linklaters
One Silk Street
London EC2Y 8HQ

To the Dealers and to the Trustee
Clifford Chance Limited Liability Partnership
10 Upper Bank Street
London E14 5JJ
ISSUING AND PAYING AGENT
JPMorgan Chase Bank, N.A.
Trinity Tower
9 Thomas More Street
London E1W 1YT
PAYING AGENTS
Kredietbank S. A. Luxembourgeoise
43, Boulevard Royal
L-2955 Luxembourg
REGISTERED AUDITORS TO EACH OF THE ISSUERS
PricewaterhouseCoopers LLP
1 Embankment Place
London WC2N 6RH